                                                                       EXHIBIT 2



                            STOCK PURCHASE AGREEMENT
                           dated as of August 10, 1998
                                     between
                            VIACOM INTERNATIONAL INC.
                                       and
                         WHEREHOUSE ENTERTAINMENT, INC.

                               TABLE OF CONTENTS

                                                                            Page
ARTICLE I  DEFINITIONS.....................................................   1

  1.01.  Certain Defined Terms.............................................   1
  1.02.  Other Defined Terms...............................................   7
  1.03.  Terms Generally...................................................   9

ARTICLE II  PURCHASE AND SALE..............................................   9

  2.01.  Purchase and Sale.................................................   9
  2.02.  Purchase Price; Allocation of Purchase Price......................   9
  2.03.  Closing...........................................................  10
  2.04.  Closing Deliveries by the Seller..................................  10
  2.05.  Closing Deliveries by the Purchaser...............................  10
  2.06.  Determination of the Purchase Price; Purchase Price Adjustment....  11
  2.07.  Payments and Computations.........................................  12

ARTICLE III  REPRESENTATIONS AND WARRANTIES OF THE SELLER..................  12

  3.01.  Incorporation and Authority of the Seller.........................  12
  3.02.  Incorporation and Qualification of the Acquired Subsidiaries......  13
  3.03.  Capital Stock of the Acquired Subsidiaries........................  13
  3.04.  No Conflict.......................................................  13
  3.05.  Consents and Approvals............................................  14
  3.06.  Financial Information.............................................  14
  3.07.  Absence of Certain Changes or Events..............................  15
  3.08.  Absence of Litigation.............................................  16
  3.09.  Compliance with Laws..............................................  16
  3.10.  Governmental Licenses and Permits.................................  17
  3.11.  The Assets........................................................  17
  3.12.  Real Property.....................................................  17
  3.13.  Employee Benefits Matters.........................................  18
  3.14.  Taxes.............................................................  19
  3.15.  Environmental Matters.............................................  20
  3.16.  Material Contracts................................................  20
  3.17.  Brokers...........................................................  21
  3.18.  EXCLUSIVITY OF REPRESENTATIONS....................................  21
  3.19.  No Undisclosed Liabilities........................................  22
  3.20.  Bank Accounts, Powers, etc. ......................................  22
  3.21.  Certain Disclosures...............................................  22

ARTICLE IV  REPRESENTATIONS AND WARRANTIES OF THE PURCHASER................  25

  4.01.  Incorporation and Authority of the Purchaser......................  25
  4.02.  No Conflict.......................................................  25
  4.03.  Consents and Approvals............................................  25
  4.04.  Absence of Litigation.............................................  26
  4.05.  Securities Matters................................................  26
  4.06.  Brokers...........................................................  26
  4.07.  Financial Ability.................................................  26
  4.08.  EXCLUSIVITY OF REPRESENTATIONS....................................  26

ARTICLE V ADDITIONAL AGREEMENTS..........................................  27

   5.01.  Conduct of Business Prior to the Closing.......................  27
   5.02.  Access to Information..........................................  29
   5.03.  Confidentiality................................................  30
   5.04.  Regulatory and Other Authorizations; Consents..................  30
   5.05.  Intercompany Accounts..........................................  31
   5.06.  Insurance......................................................  31
   5.07.  Blockbuster Gift Cards.........................................  31
   5.08.  Leased Properties..............................................  33
   5.09.  Defaulted Leases...............................................  34
   5.10.  Amendment of Real Property Leases..............................  35
   5.11.  Certain Services and Benefits Provided by Affiliates...........  35
   5.12.  Further Action.................................................  35
   5.13.  Letters of Credit and Guarantees...............................  36
   5.14.  Sale of Real Property by the Purchaser.........................  37
   5.15.  Excluded Assets................................................  37
   5.16.  Financing......................................................  37
   5.17.  Intentionally Omitted..........................................  37
   5.18.  Additional Assets..............................................  37
   5.19.  No Solicitation................................................  38
   5.20.  Expiring Real Property Lease Purchase Price Adjustment.........  38
   5.21.  Anniversary Lease Purchase Price Adjustment....................  39
   5.22.  Secondary Store Purchase Price Adjustment......................  41
   5.23.  Treatment of Inventory.........................................  41

ARTICLE VI EMPLOYEE MATTERS..............................................  41

   6.01.  Employees......................................................  41
   6.02.  Retirement Plans...............................................  42
   6.03.  Indemnity......................................................  43
   6.04.  No Third Party Beneficiaries...................................  44

ARTICLE VII TAX MATTERS..................................................  44

   7.01.  Tax Indemnities................................................  44
   7.02.  Refunds and Tax Benefits.......................................  45
   7.03.  Contests.......................................................  46
   7.04.  Preparation of Tax Returns.....................................  47
   7.05.  Section 338(H)(10) Election and Allocations....................  47
   7.06.  Cooperation and Exchange of Information........................  48
   7.07.  Conveyance Taxes...............................................  48
   7.08.  Miscellaneous..................................................  48

ARTICLE VIII CONDITIONS TO CLOSING.......................................  49

   8.01.  Conditions to Obligations of the Seller........................  49
   8.02.  Conditions to Obligations of the Purchaser.....................  50

ARTICLE IX TERMINATION, AMENDMENT AND WAIVER.............................  50

   9.01.  Termination....................................................  50
   9.02.  Effect of Termination..........................................  51

ARTICLE X INDEMNIFICATION..................................................51

  10.01.  Indemnification by the Purchaser...............................  51
  10.02.  Indemnification by the Seller..................................  52
  10.03.  Notification of Claims.........................................  53

  10.04.  Exclusive Remedies.............................................  54

ARTICLE XI GENERAL PROVISIONS............................................  54

  11.01.  Survival.......................................................  54
  11.02.  Expenses.......................................................  55
  11.03.  Notices........................................................  55
  11.04.  Public Announcements...........................................  55
  11.05.  Headings.......................................................  55
  11.06.  Severability...................................................  55
  11.07.  Entire Agreement...............................................  56
  11.08.  Assignment.....................................................  56
  11.09.  No Third Party Beneficiaries...................................  56
  11.10.  Amendment......................................................  56
  11.11.  Sections and Schedules.........................................  56
  11.12.  Governing Law..................................................  56
  11.13.  Counterparts...................................................  56
  11.14.  No Presumption.................................................  58

DISCLOSURE SCHEDULE

SECTIONS

1.1            Included Intellectual Property

1.2            Excluded Leaseholds

3.03           Certificate of Incorporation and By-Laws

3.04           Conflicts

3.06           Financial Statements/Exceptions to GAAP

3.07           Certain Changes or Events

3.08           Litigation

3.09           Compliance with Laws

3.12(a)        Real Property

3.12(c)        Assigned Hypothecated or Subleased Real Property

3.12(d)        Notices of Real Property Violations

3.12(f)        Exceptions to Utilities

3.12(g)        Real Property Consents and Approvals

3.13(a)        Viacom Plans

3.16(a)        Material Contracts

3.16(b)        Additional Material Contracts

3.16(c)        Exceptions to Material Contracts

3.19           Liabilities or Contingencies

3.20           Bank Accounts

3.21(a)        Store Financial Information

3.21(c)        Leases Expiring in Calendar 1998

3.21(d)        Leases Which Have Become Unavailable Since May 12, 1998

3.21(e)        Transferred Business Employees

3.21(f)        Comparative Income Statements for April YTD 1997 vs. April YTD
               1998

3.21(g)(i)     Letter from the IRS dated February 8, 1998

3.21(g)(ii)    Letter from the IRS dated January 22, 1998

3.21(g)(iii)   Termination of Credit Card Agreement

3.21(g)(iv)    Responses to Certain Questions Regarding Music Information System

3.21(g)(v)     Financial Information Used by Management in Day-to-Day Operations

3.21(g)(vi)    Information Regarding Music Information System

3.21(g)(vii)   Responses Regarding Inventory, Costs of Goods Sold and Freight,
               Other Fees

3.21(g)(viii)  Retail Cost of Goods Sold Calculation

3.21(g)(ix)    Capitalized Leases

3.21(g)(x)     Responses to Certain Data Room Questions

3.21(g)(xi)    Hourly Rates and Annual Salaries

3.21(g)(xii)   Vendor Penalty Percentage

3.21(g)(xiii)  Other Financial Information Used by Management in Day-to-Day
               Operations

5.02           Audited Financial Statements

5.06           Bonds, Securities, Indemnifications

5.13           Guarantees/Letters of Credit

5.19(a)        Purchaser Employees

5.19(b)        Blockbuster/Viacom Employees

5.22           Secondary Store Buyout

6.01(a)        Employees

EXHIBITS
--------

1.01(a)        Transition License Agreement

1.01(b)        Transition Services Agreement

         STOCK PURCHASE AGREEMENT, dated as of August 10, 1998, between VIACOM INTERNATIONAL INC., a Delaware corporation (the "Seller") and WHEREHOUSE ENTERTAINMENT, INC., a Delaware corporation (the "Purchaser").

                                   WITNESSETH:

         WHEREAS, the Seller wishes to sell to the Purchaser, and the Purchaser wishes to purchase from the Seller, the Holding Subsidiary Shares (as such term is hereinafter defined), upon the terms and subject to the conditions set forth herein; and

         WHEREAS, in connection with such sale, the Seller is willing to provide certain transition services and license certain intellectual property to the Purchaser, upon the terms of the Transition Services Agreement and the Transition License Agreement referred to herein.

         NOW, THEREFORE, the parties hereto hereby agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

         SECTION 1.01 Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

         "Accounts Receivable" means, with respect to the Music Subsidiaries, any and all accounts receivable, notes and other amounts receivable from third parties, together with any unpaid financing charges accrued thereon, but excluding any intercompany receivable forgiven or otherwise settled pursuant to
Section 5.05.

         "Action" means any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority or arbitrator.

         "Acquired Subsidiaries" means, collectively, the Holding Subsidiaries and the Music Subsidiaries.

         "Affiliate" means, with respect to any specified Person, any other Person who or which, directly or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with such specified Person, except that for the purpose of Section 5.19, with respect to the Seller, Affiliate shall be limited to Viacom and its direct and indirect subsidiaries.

         "Agreement" means this Stock Purchase Agreement, including the Disclosure Schedule and all amendments hereto made in accordance with Section 11.10.

         "Ancillary Agreements" means the Transition Services Agreement and the Transition License Agreement.

         "Assets" means the assets, properties and rights of every type and description, real, personal and mixed, tangible and intangible, located within the U.S. that are owned, leased or licensed by the Seller or any of its Affiliates and used or held for use primarily in the conduct of the Business other than the Excluded Assets. The Assets include the NT-based ordering system, the Excel spreadsheet used for bank reconciliations and the AS400-based advertising management system, in each such case as used in the Business.

         "Base Price" means $114,500,000.00 (ONE HUNDRED FOURTEEN MILLION FIVE HUNDRED THOUSAND DOLLARS).

         "Blockbuster Plans" means the Blockbuster Entertainment Group and Subsidiaries Group Health Plan (Medical and Dental).

         "Business" means the domestic pre-recorded music retail business (including related accessories) as currently conducted by the Seller through its Affiliates within the Blockbuster Entertainment Group, but excluding (i) the Excluded Assets, (ii) that portion of such business as is now or hereafter conducted by the Blockbuster video business (including the Blockbuster distribution center and all Blockbuster video stores, whether owned by an Affiliate of Viacom or a franchisee) and (iii) any music-related business conducted by any Affiliate of the Seller not within the Blockbuster Entertainment Group (including the Viacom Company Store or any Nickelodeon store).

         "Business Day" means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in the City of New York.

         "Cash" means the aggregate of all cash and cash equivalents (including all negotiable instruments, marketable securities and cash and cash equivalents maintained in accounts with banks, brokerage firms or other financial institutions) owned by any Acquired Subsidiaries as of the close of business on the Closing Date.

         "Closing Working Capital" means, for the Music Subsidiaries, on a combined basis, as of 11:59 p.m. on the day immediately preceding the Closing Date, (a) the sum of (i) Cash and equivalents, (ii) Accounts Receivable, less allowance, (iii) security deposits and prepaid assets, whether classified as current or long-term, and (iv) merchandise inventories, minus (b) Payables and Expenses (without giving effect to costs associated with replacing any Excluded Assets), in each case as of such date, calculated in the same manner and using the same policies and methods, as the corresponding line items on the Reference Balance Sheet; provided, however, in computing (or estimating) inventory for purposes of calculating Closing Working Capital, it shall be assumed that inventory is based on a physical audit (which in the case of an estimate includes a reasonable estimate of any shrink reserve from gross inventory) and the only reserve amount in respect of such inventory shall be for incentives but, if available, the results of an actual physical inventory shall be used together with the reserve for incentives. Solely by way of clarification, the Reference Balance Sheet and Closing Working Capital exclude the Excluded Assets.

         "Closing Working Capital Adjustment Amount" means the Estimated Closing Working Capital less ($173,300,000) ONE HUNDRED SEVENTY-THREE MILLION THREE HUNDRED THOUSAND DOLLARS.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Control" means, as to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. The term "Controlled" shall have a correlative meaning.

         "Disclosure Schedule" means the Disclosure Schedule delivered by the Seller to the Purchaser on the date hereof.

         "Environmental Law" means any Law relating to pollution or protection of the environment, including the use, handling, transportation, treatment, storage, generation, manufacture, processing, labeling, disposal, release or discharge of Hazardous Materials.

         "Environmental Permit" means any permit, approval, identification number, license and other authorization required under or issued pursuant to any Environmental Law.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "Exchange Act" means the Securities Exchange Act of 1934, as amended.

         "Excluded Assets" means (a) the Excluded Intellectual Property, any goodwill associated therewith and any items of tangible property bearing such Excluded Intellectual Property, (b) the Viacom Company-wide Contracts, (c) all video rental tapes, (d) Blockbuster gift cards ("Blockbuster Gift Cards"), certificates and coupons (collectively with Blockbuster Gift Cards, the "Blockbuster Gift Certificates"), (e) any equity interest owned beneficially or of record by the Holding Subsidiaries other than the Music Subsidiary Shares,
(f) any interest owned beneficially or of record by a Music Subsidiary in a limited liability company which exclusively holds Excluded Assets, (g) the Excluded Leaseholds, (h) the Excluded Employees, (i) the VIP and the VPP, (j) all books and records relating to (i) employee matters for which the Seller or its Affiliates are retaining liability hereunder or (ii) any Excluded Asset, (k) all assets used in connection with the services to be provided under the Ancillary Agreements and (l) all other assets not used in the Business.

         "Excluded Employees" means all employees employed by the Acquired Subsidiaries or any Affiliate of either of the Acquired Subsidiaries, other than
(a) those set forth in Section 6.01(a) of the Disclosure Schedule and (b) all store level personnel, field level personnel or the five corporate level personnel employed by the Acquired Subsidiaries.

        "Excluded Intellectual Property" means all (a) United States, international, and foreign patents, patent applications and statutory invention registrations, including reissues, divisions, continuations, continuations in part, extensions and reexaminations thereof, all rights therein provided by international treaties or conventions, and all improvements thereto, (b) trademarks, service marks, trade dress, logos, trade names, corporate names, and other source identifiers, whether or not registered, including all common law rights, and registrations and applications for registration thereof, all rights therein provided by international treaties or conventions, and all reissues, extensions and renewals of any of the foregoing, (c) copyrightable works, copyrights, whether or not registered, and registrations and applications for registration thereof, and all rights therein provided by international treaties or conventions, and (d) confidential and proprietary information, including trade secrets, in each of clauses (a) through (d) owned or used by any Music Subsidiary or any Affiliate of any Music Subsidiary; provided, however, Excluded Intellectual Property shall not include the intellectual property set forth in
Section 1.1 of the Disclosure Schedule.

         "Excluded Leaseholds" means the leaseholds (together with the related leasehold improvements and any assets (other than inventory, furniture, fixtures and equipment) residing therein) set forth in Section 1.2 of the Disclosure Schedule.

         "Final WC Statement" means the determination of the Closing Working Capital that is final and binding on the parties, either through agreement of the parties or through the action of the Independent Accounting Firm in the manner set forth in Section 2.06.

         "GAAP" means generally accepted accounting principles as applied in the United States.

         "Governmental Authority" means any United States federal, state or local governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

        "Governmental Order" means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority or arbitrator.

         "Hazardous Materials" means (a) petroleum, petroleum products, by products or breakdown products, radioactive materials, friable asbestos, polychlorinated biphenyls, and (b) any chemical, material or substance defined or regulated as toxic or as a hazardous substance, pollutant, contaminant or waste under any Environmental Law.

         "Holding Subsidiaries" means (a) Blockbuster Music Holding Corporation, a Delaware corporation and (b) Blockbuster SC Holding Corporation, a Delaware corporation, as their corporate names may be changed prior to the Closing.

         "Holding Subsidiary Shares" means the issued and outstanding shares of capital stock of the Holding Subsidiaries.

         "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

         "Independent Accounting Firm" means (a) an independent certified public accounting firm in the United States of national recognition mutually acceptable to the Seller and the Purchaser or (b) if the Seller and the Purchaser are unable to agree upon such a firm, then each party shall select one such firm and those two firms shall select a third firm, in which event "Independent Accounting Firm" shall mean such third firm.

         "Interest Rate" means an interest rate per annum equal to the average of the rate per annum for 30-day Eurodollar deposits which appears on page 3750 (or a successor page thereto) of the Dow Jones Telerate Screen at 11:00 A.M. (London time) on each day during the period for which interest is to be paid.

         "IRS" means the Internal Revenue Service.

         "Knowledge of the Purchaser" or "Purchaser's Knowledge" means the actual knowledge of Antonio Alvarez, Chief Executive Officer and Chairman, Mark Alvarez, Vice President Latin Merchandising, Robert Kelleher, Senior Vice President and Chief Financial Officer, Medhi Mahdavi, Vice President, Controller, Ron Angelo, Vice President, MIS, John Gilmour, Vice President, Logistics, Kevin Milligan, Vice President, Music Buyer, Tony Caputo, Vice President, Human Resources of the Purchaser, in each case without specific investigation.

         "Knowledge of the Seller" or "Seller's Knowledge" means the actual knowledge of (i) the senior executive management of the Acquired Subsidiaries,
(ii) John Antioco, Chairman and CEO, Lynn Lyall, Executive Vice President and Chief Financial Officer, Steven M. Pantelick, Vice President, Planning, Lane Hamm, Director of Finance, Mark Gilman, Executive Vice President, Real Estate, Anthony Carvalho, Controller, Mark Nadolny, Vice President of Finance, Merchandising and Distribution and Bob Wasilewski, Director Real Estate, in each case, of Blockbuster Entertainment Group, and (iii) Robert Bakish, Senior Vice President, Planning, Development and Technology of Viacom, in each case without specific investigation.

         "Law" means any federal, state, local law, ordinance, regulation, rule, code, order, other requirement or rule of law.

         "Lien" means any mortgage, deed of trust, pledge, hypothecation, security interest, encumbrance, claim, lien or charge of any kind.

         "Material Adverse Effect" means a material adverse effect on the results of operations, assets or condition (financial or otherwise) of the Business, in all cases taken as a whole; provided; however, that any material adverse effect arising out of or resulting from (a) an event or series of events or circumstances affecting the retail music industry generally in the United States, (b) the United States economy or (c) the entering into of this Agreement or the consummation of transactions contemplated hereby or the announcement hereof, shall not, in the case of any of clauses (a), (b) or (c) constitute a Material Adverse Effect.

         "Music Subsidiaries" means (a) Blockbuster Music Retail, Inc., a Delaware corporation, (b) Show Industries, Inc., a California corporation, and
(c) Blockbuster SC Music Corporation, a Delaware corporation, as their corporate names may be changed prior to Closing.

         "Music Subsidiary Shares" means the issued and outstanding shares of capital stock of the Music Subsidiaries.

         "Payables and Expenses" means, with respect to the Music Subsidiaries, all current accounts payable and accrued liabilities.

         "Permitted Liens" means the following Liens: (a) Liens for Taxes, assessments or other governmental charges or levies not yet due or payable; (b) statutory Liens of landlords and Liens of carriers, warehousemen, mechanic, material and other Liens imposed by Law and on a basis consistent with past practice for amounts not yet due; (c) Liens incurred or deposits made in the ordinary course of the Business and on a basis consistent with past practice in connection with worker's compensation, unemployment insurance or other types of social security; (d) Liens not created by the Seller or any Music Subsidiary which affect the underlying fee interest of any Real Property; and (e) Liens incurred in the ordinary course of the Business and on a basis consistent with past practice securing obligations or liabilities which do not materially interfere with the conduct of the Business and do not exceed, alone or in the aggregate, $500,000.

         "Person" means any natural person, general or limited partnership, corporation, limited liability company, firm, association or other legal entity.

         "Purchase Price" means the sum of the Base Price (i) increased by amounts paid pursuant to Section 2.02(c) and (ii) increased by the Closing Working Capital Adjustment Amount if positive, or decreased thereby if negative, in each case as such aggregate amount may be adjusted after the Closing pursuant to Section 2.06, 5.20, 5.21 or 5.22 hereof.

         "Real Property Lease" means each of the leases or subleases, as amended, of any Real Property at which the Business is conducted as set forth in
Section 3.12(a) of the Disclosure Schedule.

         "Securities Act" means the Securities Act of 1933, as amended.

         "Shares" means, collectively, the Holding Subsidiary Shares and the Music Subsidiary Shares.

         "Subsidiary" of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such partnership, joint venture or limited liability company or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person's other Subsidiaries.

         "Tax" or "Taxes" means all income, excise, gross receipts, ad valorem, sales, use, employment, franchise, profits, gains, property, transfer, use, payroll, intangibles or other taxes, fees, stamp taxes, duties, charges, levies or assessments of any kind whatsoever (whether payable directly or by withholding), together with any interest and any penalties, additions to tax or additional amounts imposed by any Tax authority with respect thereto.

         "Tax Returns" means all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Tax authority relating to Taxes.

         "Transition License Agreement" means the Transition License Agreement between the Purchaser and the Seller in the form attached hereto as Exhibit 1.01(a).

         "Transition Services Agreement" means the Transition Services Agreement between the Purchaser and the Seller in the form attached hereto as Exhibit 1.01(b).

         "Viacom" means Viacom Inc., a Delaware corporation.

         "Viacom Company-wide Contracts" means contracts to which Viacom, the Seller or any of their Affiliates (other than the Music Subsidiaries), is a party and by the terms of which, the benefits thereunder are also available to the Music Subsidiaries (e.g., contracts with overnight couriers, airlines, copier and messenger services).

         SECTION 1.02. Other Defined Terms. The following terms have the meanings defined for such terms in the Sections set forth below:

Term                                                      Section
----                                                      -------
Additional Assets                                         5.18(a)
Allocations                                               7.05(b)
Anniversary Adjustment Statement                          5.21(b)
Anniversary Notice                                        5.21(c)
Anniversary Purchase Price Adjustment                     5.21(a)
Anniversary Purchase Price Adjustment Date                5.21(a)
Approvals                                                 5.08(b)
Blockbuster Gift Cards                                    Definition of Excluded Assets
Blockbuster Gift Certificates                             Definition of Excluded Assets
Blockbuster Store                                         5.07(c)
Business Employees                                        3.13(a)
CIBC                                                      4.06
Closing                                                   2.03
Closing Date                                              2.03


COBRA                                                     6.02(c)
Confidentiality Agreement                                 5.03
Contest                                                   7.03(b)
Defaulted Lease                                           5.09
Election                                                  7.05(a)
Estimated Closing Working Capital                         2.06(a)
Financial Statements                                      3.06(a)
Former Business Employees                                 3.13(a)
Forms                                                     7.05(a)
Guaranteed Leases                                         5.09
Guarantees                                                5.13(b)
Indemnified Party                                         10.03(a)
Indemnifying Party                                        10.03(a)
Initial WC Statement                                      2.06(b)
License Period                                            5.07(a)
Licenses                                                  3.10
Losses                                                    10.01(a)
MADSP                                                     7.05(b)
Management                                                3.21(a)
Material Contracts                                        3.16(a),3.16(b)
Multiemployer Plan                                        3.13(b)
Multiple Employer Plan                                    3.13(b)
Nontransferable Leases                                    3.12(a)
Notice of Disagreement                                    2.06(c)
Post-Closing Date Tax Benefit                             7.02(b)
PriceWaterhouse                                           5.02(b)
Purchase Price Notice                                     2.06(a)
Purchaser                                                 Preamble
Purchaser Indemnified Parties                             10.02(a)
Purchaser's Cards                                         5.07(a)
Purchaser Store                                           5.07(a)
Purchaser's DC Plan                                       6.02(b)
Real Property                                             3.12(a)
Reference Balance Sheet                                   3.06(a)
Secondary Store                                           5.22
Seller                                                    Preamble
Seller Indemnified Parties                                10.01(a)
Seller LOCs                                               5.13(a)
Store Financial Information                               3.21(a)
Tail                                                      5.07(c)
Transferee                                                5.14
Viacom ERISA Plan                                         3.13(a)
Viacom Plans                                              3.13(a)
VIP                                                       3.13(a)


           VPP                                           3.13(a)
           WP&Co.                                        3.17

         SECTION 1.03. Terms Generally. (a) Words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires, (b) the term "hereof," "herein," and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement and not to any particular provision of this Agreement and Article, Section, paragraph, clause, Exhibit and Schedule references are to the Articles, Sections, paragraphs, clause, Exhibits and Schedules to this Agreement unless otherwise specified, (c) the word "including" and words of similar import when used in this Agreement shall mean "including, without limitation," unless otherwise specified, (d) the word "or" shall not be exclusive, and (e) provisions shall apply, when appropriate, to successive events and transactions.

                                   ARTICLE II

                                PURCHASE AND SALE

         SECTION 2.01. Purchase and Sale. On the terms and subject to the conditions set forth in this Agreement, at the Closing, the Seller shall sell, convey, assign, transfer and deliver to the Purchaser, and the Purchaser shall purchase, acquire and accept from the Seller, all of the Seller's right, title and interest in and to the Holding Subsidiary Shares.

         SECTION 2.02. Purchase Price; Allocation of Purchase Price. (a) The Purchaser shall pay the Purchase Price in cash to the Seller at the Closing, as provided in Section 2.05(a); provided, however, that the portion of the Purchase Price to be paid pursuant to Section 2.02(c) shall be paid in accordance with such Section. The Purchase Price shall be subject to adjustment after the Closing as set forth in Section 2.06 hereof.

        (b) The Seller and the Purchaser agree that the Purchase Price shall be allocated among the Shares and the Assets as set forth in Section 7.05. The Purchaser and the Seller shall each report the federal, state and local income and other tax consequences of the transactions contemplated by this Agreement in a manner consistent with the Allocations. The Purchaser and the Seller further covenant and agree not to take a position that is inconsistent with the Allocations on any Tax Return or otherwise.

        (c) Promptly following the date hereof, Seller will establish an incentive bonus program structured to incentivize employees of Seller performing Seller's obligations under the Transition Services Agreement. As soon as practicable thereafter, the Seller shall send a communication to such employees generally to the effect that Seller has established such bonus program and that although Seller will be determining the recipients and amounts of any such incentive bonuses, it will do so in consultation with Purchaser.

         The Purchaser will promptly, and in no event later than 2 Business Days after receipt of notice from the Seller, reimburse the Seller up to $500,000 in the aggregate for incentive bonuses that the Seller actually pays to such employees. Although Seller will consult with the Purchaser concerning the recipients and amounts of incentive bonuses to be reimbursed by the Purchaser hereunder, Seller shall have absolute discretion as to the payment, amount and recipients of any incentive bonuses, including the non-payment of any such bonuses. Seller shall be responsible for all withholding and other taxes associated with the payment of such bonuses, but any reasonable legal (whether in-house or third party) costs incurred in connection with the establishment of such bonus program, including in connection with any filings under applicable laws (other than in respect of income or withholding taxes) shall be borne by Purchaser.

         SECTION 2.03. Closing. Subject to the terms and conditions of this Agreement, the sale and purchase of the Holding Subsidiary Shares contemplated hereby shall take place at a Closing (the "Closing") to be held at 10:00 a.m., New York City time, on October 26, 1998 but in no event earlier than (a) the expiration or termination of the applicable waiting periods under the HSR Act and (b) the satisfaction or waiver of the conditions to the obligations of the parties set forth in Section 8.01 and Section 8.02, at the offices of the Seller, 1515 Broadway, New York, New York, or at such other time or on such other date or at such other place as the Seller and the Purchaser may mutually agree upon in writing (the day on which the Closing takes place being the "Closing Date"). The Closing shall be deemed effective as of 12:01 a.m. on the Closing Date.

         SECTION 2.04. Closing Deliveries by the Seller. At the Closing, the Seller shall deliver or cause to be delivered to the Purchaser:

         (a) stock certificates evidencing all of the Shares, duly endorsed in blank or accompanied by stock powers duly executed in blank;

         (b) any required stock transfer tax stamps;

         (c) a receipt for the Purchase Price;and

         (d) the Ancillary Agreements required to be delivered pursuant to
Section 8.02(e).

         SECTION 2.05. Closing Deliveries by the Purchaser. At the Closing, the Purchaser shall deliver to the Seller:

        (a) the Purchase Price (exclusive of a post-Closing adjustment, if any, provided for in Section 2.06 and any payment provided for in Section 2.02(c)), as specified in the Purchase Price Notice, by wire transfer in immediately available funds, to an account or accounts designated at least two (2) Business Days prior to the Closing Date by the Seller in a written notice to the Purchaser; and

         (b) the Ancillary Agreements required to be delivered pursuant to
Section 8.01(e).

         SECTION 2.06. Determination of the Purchase Price; Purchase Price Adjustment.

         (a) Not less than three (3) Business Days prior to the Closing Date, the Seller shall deliver a notice (the "Purchase Price Notice") to the Purchaser which sets forth (i) the Seller's good faith estimate of Closing Working Capital (the "Estimated Closing Working Capital") and (ii) based thereon, the calculation of the Purchase Price. The calculation of the Purchase Price set forth in the Purchase Price Notice shall be binding on the Purchaser and the Seller absent manifest error.

         (b) Within sixty (60) days after the Closing Date, the Seller shall prepare and deliver (by same day or next day delivery) to the Purchaser a statement setting forth its determination of the Closing Working Capital (the "Initial WC Statement"), which statement shall set forth in reasonable detail the basis for such determinations. During the one hundred twenty (120) days after the Closing Date, the Purchaser and its representatives will be permitted to review, in the Seller's offices, the Seller's working papers relating to the Initial WC Statement as well as all of the books and records relating to the operations and finances of the Business with respect to the period up to and including the Closing Date, and the Seller shall make reasonably available in the Seller's offices the individuals responsible for the preparation of the Initial WC Statement in order to respond to the reasonable inquiries of the Purchaser.

         (c) The Purchaser shall notify the Seller in writing (the "Notice of Disagreement") within one hundred twenty (120) days after the Closing Date if the Purchaser disagrees with the Seller's calculation of the Closing Working Capital, which Notice of Disagreement shall set forth in reasonable detail the basis for such dispute and the U.S. dollar amounts involved and the Purchaser's good faith estimate of the Closing Working Capital. If no Notice of Disagreement is received by the Seller within such one hundred twenty day period, then the Initial WC Statement shall be deemed to have been accepted by the Purchaser, shall become final and binding upon the parties and shall be the Final WC Statement.

         (d) During the twenty (20) Business Days immediately following the delivery of a Notice of Disagreement, the Seller and the Purchaser shall seek in good faith to resolve any differences which they may have with respect to any matter specified in the Notice of Disagreement. If at the end of such twenty Business Day period the Seller and the Purchaser have been unable to agree upon a Final WC Statement, the Seller and the Purchaser shall submit to the Independent Accounting Firm for review and resolution any and all matters which remain in dispute with respect to the Notice of Disagreement. The Independent Accounting Firm shall use commercially practicable efforts to make a final determination, binding on the parties hereto, of Closing Working Capital, and such final determination shall be the Final WC Statement. The cost of the Independent Accounting Firm's review and determination shall be paid by the party which has determined an amount of Closing Working Capital that is the greatest amount different from the amount on the Final WC Statement. During the twenty Business Day review by the Independent Accounting Firm, the Purchaser and the Seller will each make available to the Independent Accounting Firm interviews with such individuals and such information, books and records as may be reasonably required by the Independent Accounting Firm to make its final determination.

         (e) (i) If Closing Working Capital (as set forth in the Final WC Statement) exceeds Estimated Closing Working Capital, then the Purchaser shall pay to the Seller an amount equal to such excess or (ii) if Estimated Closing Working Capital exceeds Closing Working Capital (as set forth in the Final WC Statement), then the Seller shall pay to the Purchaser an amount equal to such excess, in either case within five (5) Business Days after the Final WC Statement becomes final and binding on the parties hereto and, in either case, together with interest thereon from the Closing Date until the date of payment at the Interest Rate. If Closing Working Capital (as set forth in the Final WC Statement) is equal to Estimated Closing Working Capital, then neither the Purchaser nor the Seller shall owe any amount to the other party pursuant to this Section 2.06.

         (f) The Purchaser agrees that following the Closing through the date that payment, if any, is made pursuant to Section 2.06(e), it will not take any actions with respect to any accounting books, records, policy or procedure on which the Initial WC Statement or the Final WC Statement is to be based that are inconsistent with past practices of the Seller or that would make it impossible or impracticable to calculate Closing Working Capital in the manner and utilizing the methods required hereby.

         SECTION 2.07. Payments and Computations. Each party shall make each payment due to the other party hereunder as soon as practicable on the day when due in U.S. dollars by wire transfer in immediately available funds. All computations of interest shall be made by the party entitled to receive payment on the basis of a year of 360 days, in each case for the actual number of days (including the first day, but excluding the last day) occurring in the period for which such interest is payable. Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest.

                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE SELLER

         The Seller represents and warrants to the Purchaser as follows:

         SECTION 3.01. Incorporation and Authority of the Seller. The Seller is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all necessary corporate power and authority to enter into this Agreement and the Ancillary Agreements, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements by the Seller, the performance by the Seller of its obligations hereunder and thereunder and the consummation by the Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of the Seller. This Agreement has been, and upon execution and delivery of the Ancillary Agreements, the Ancillary Agreements will be, duly executed and delivered by the Seller, and

(assuming due authorization, execution and delivery by the Purchaser) this Agreement constitutes, and upon execution and delivery thereof the Ancillary Agreements will constitute, legal, valid and binding obligations of the Seller, enforceable against the Seller in accordance with their respective terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or similar laws affecting creditors' rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

         SECTION 3.02. Incorporation and Qualification of the Acquired Subsidiaries. Each of the Acquired Subsidiaries is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the corporate power and authority to own, operate or lease its respective assets. Each Acquired Subsidiary is duly qualified as a corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, except for where the failure to be so qualified would not have a Material Adverse Effect.

         SECTION 3.03. Capital Stock of the Acquired Subsidiaries. The Holding Subsidiary Shares constitute all the authorized, issued and outstanding shares of capital stock of each of the Holding Subsidiaries. The Music Subsidiary Shares constitute all of the authorized, issued and outstanding shares of capital stock of each of the Music Subsidiaries. All of the Shares have been duly authorized and validly issued and are fully paid and nonassessable and were not issued in violation of any pre-emptive rights. There are no options, warrants or rights of conversion or other rights, agreements, arrangements or commitments relating to the capital stock of any of the Acquired Subsidiaries obligating such Acquired Subsidiary to issue or sell any of its shares of capital stock. The Seller owns the Holding Subsidiary Shares and the Holding Subsidiaries collectively own the Music Subsidiary Shares, in each case, free and clear of all Liens except for Liens arising out of, under or in connection with this Agreement or created by or through the Purchaser or any of its Affiliates. At the Closing, upon receipt by the Seller of the Purchase Price and the other deliveries to be made by the Purchaser pursuant to Section 2.05, the Seller shall transfer to the Purchaser all of the Seller's right, title and interest in and to the Shares free and clear of all Liens except for Liens arising pursuant to this Agreement or through the Purchaser. There are no voting trusts, stockholder agreements, proxies or other agreements in effect with respect to the voting or transfer of the Shares. At the Closing, the Holding Subsidiaries will not hold any assets other than the Music Subsidiary Shares. Attached hereto as Section 3.03 of the Disclosure Schedule is the Certificate of Incorporation and By-laws of each Acquired Subsidiary as amended through the date hereof.

         SECTION 3.04. No Conflict. Assuming all consents, approvals, authorizations and other actions described in Section 3.05 have been obtained, and except as may result from any facts or circumstances relating to the Purchaser or any Affiliate of the Purchaser or as described in Section 3.04 of the Disclosure Schedule or as otherwise provided in this Article III, the execution, delivery and performance of this Agreement and the Ancillary Agreements by the Seller does not and will not (a) violate or conflict with the Certificate of Incorporation, other constitutive documents or By-laws of the Seller or any Acquired Subsidiary, (b) conflict with or violate any

Law or Governmental Order applicable to the Seller or any Acquired Subsidiary, except as would not have a Material Adverse Effect or (c) result in any breach of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give to any Person any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Lien on any of the Shares or on any of the Assets pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument to which the Seller or any Acquired Subsidiary is a party or by which any of the Shares or the Assets are bound or affected, except for purposes of this subclause (c) for (i) Liens created by or through the Purchaser or any of its Affiliates, (ii) for breaches, defaults, rights of termination, amendment, acceleration or cancellation that would not, individually or in the aggregate, be material to the Business taken as a whole,
(iii) Permitted Liens, or (iv) under or pursuant to any Real Property Lease, it being understood that Real Property Leases are not addressed by this Section
3.04 but are addressed by Section 3.12.

         SECTION 3.05. Consents and Approvals. The execution and delivery of this Agreement and each Ancillary Agreement by the Seller does not, and the performance of this Agreement and each Ancillary Agreement by the Seller will not require any consent, approval, authorization or other action by, or filing with or notification to, any Governmental Authority, except (a) the notification requirements of the HSR Act, (b) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not prevent or materially impair the ability of the Seller to consummate the sale of the Shares to the Purchaser as contemplated by this Agreement and would not have a Material Adverse Effect and (c) as may be necessary as a result of any facts or circumstances relating solely to the Purchaser or its Affiliates.

         SECTION 3.06. Financial Information. (a) The unaudited special purpose statement of assets and liabilities of the Business at March 31, 1998 (the "Reference Balance Sheet" (which excludes the Excluded Assets)) and the related unaudited statement of operations for the three-month period then ended and the unaudited special purpose statement of assets and liabilities of the Business at December 31, 1997 and the related unaudited statement of operations for the year then ended (collectively, the "Financial Statements"), copies of which are set forth in Section 3.06 of the Disclosure Schedule, have been based upon the information contained in the Music Subsidiaries' books and records, present fairly in all material respects the financial condition and results of operations of the Business at such dates, or for the periods covered thereby and, except as set forth in Section 3.06 of the Disclosure Schedule, have been prepared in accordance with GAAP, consistently applied with past practice. Furthermore, the Reference Balance Sheet has been adjusted to reflect the results of the March 1998 store physical inventory and was prepared on a consistent basis with the unaudited financial statements for the fiscal year ended December 31, 1997.

         (b) At July 26, 1998, the preliminary month-end accounting close for the Business reported that the returns inventory related to the Business was approximately $44.0 million, and the total in-transit inventory was less than $1.0 million.

         The Reference Balance Sheet includes merchandise inventory in the amount of approximately $235.5 million, of which approximately $8.7 million (offset by reserves and credit balances of approximately $3.9 million) of inventory from closed stores was included in "music inventory at stores" and approximately $5.9 million of inventory was included as "inventory in transit" from stores to the distribution center. Subsequent to March 31, 1998, to Seller's knowledge, both such approximate $8.7 million and $5.9 million moved to returns inventory as a result of normal inventory flow.

         SECTION 3.07. Absence of Certain Changes or Events. Since the date of the Reference Balance Sheet, except as disclosed in Section 3.07 of the Disclosure Schedule or as contemplated by this Agreement, the Business has been conducted in the ordinary course and consistent with past practice and there has not occurred any event or circumstance which has had or is reasonably likely to have a Material Adverse Effect. Since the date of the Reference Balance Sheet, except (a) as disclosed in Section 3.07 of the Disclosure Schedule and (b) except as contemplated by this Agreement, there has not occurred with respect to the Business:

                  (i) any establishment, or any increase of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including the granting of stock options, stock appreciation rights, performance awards or restricted stock awards), stock purchase or other employee benefit plan, or other material increase in the compensation payable to or to become payable to any officers or key employees of the Business by any Acquired Subsidiary, except in any case described above (A) for payments or obligations for which the Seller remains liable, (B) with respect to Excluded Employees, (C) increases in compensation made in the ordinary course of business consistent with past practice, or (D) as may be required by Law or applicable employment agreement;

                  (ii) except as set forth in Section 3.07 of the Disclosure Schedule, the entering into of any employment or severance agreement with any of the Business Employees that is not terminable at will by the applicable Acquired Subsidiary without payment or penalty (other than customary severance determined in accordance with policies applicable generally to the employees of the Acquired Subsidiaries);

                  (iii) except (A) in the ordinary course of business (including lease renewals or extensions) or (B) for dividends, distributions or transfers of Cash, Excluded Assets or Nontransferable Leases by the Acquired Subsidiaries to the Seller or an Affiliate of the Seller, any sale, assignment, transfer, lease or other disposition (other than lease expirations) of any of the Assets having a value, alone or in the aggregate, exceeding $250,000;

                  (iv) (A) any acquisition of (by merger, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof, or (B) any incurrence of any indebtedness for borrowed money (other than to the Seller) or issuance of any debt securities or assumption, grant, guarantee or endorsement, or other accommodation by which any Acquired Subsidiary is responsible for, the obligations of any Person, or the making of any loans, advances or distributions of cash (other than by the Acquired Subsidiaries to the Seller or one of its Affiliates pursuant to clause (iv) above);

                (v) any material change in any method of accounting or accounting practice used by any Acquired Subsidiary;

                (vi) any issuance or sale of any additional shares of the capital stock of, or other equity interests in, any Acquired Subsidiary or any Subsidiary thereof or securities convertible into or exchangeable for such shares or equity interests, or any issuance or grant of any options, any issuance or sale of warrants, calls, subscription rights or other rights of any kind to acquire additional shares of such capital stock, such other equity interests, or such securities;

                (vii) any material amendment or modification of any Real Property Lease;

                (viii) other than in the ordinary course of business, any transaction or agreement with any Affiliate of the Seller (other than another Acquired Subsidiary); or

                (ix) except for purchase of supplies and inventory and capital expenditures made in the ordinary course of business and consistent with past practice, any purchase or acquisition of any asset, property, business or Person, or any investment (other than short-term investments in Cash) in any Person, in excess of $250,000 individually and $500,000 in the aggregate.

        SECTION 3.08. Absence of Litigation. Except as set forth in Section 3.08 of the Disclosure Schedule, there are no Actions pending or, to the Knowledge of the Seller threatened against the Seller or any Acquired Subsidiary, or to which any of the Shares or Assets are subject, that would have a Material Adverse Effect or would prevent or materially impair the ability of the Seller to consummate the sale of the Shares to the Purchaser as contemplated by this Agreement.

        SECTION 3.09. Compliance with Laws. No Acquired Subsidiary is in violation of any Laws and Governmental Orders applicable to the Business, the Shares or any Asset, or by which any of them is bound, except (a) as set forth in Section 3.09 of the Disclosure Schedule and (b) for violations the existence of which would not have a Material Adverse Effect. This Section 3.09 shall not be deemed to govern and no representation under this Section 3.09 is made with respect to the matters contemplated under Sections 3.13, 3.14 and 3.15.

        SECTION 3.10. Governmental Licenses and Permits. One or more of the Acquired Subsidiaries holds all governmental qualifications, registrations, filings, privileges, franchises, licenses, permits, approvals or authorizations (collectively, the "Licenses") necessary for the operation of the Business as currently operated by the Music Subsidiaries, other than those where the failure to hold or obtain such Licenses would not materially and adversely affect the operation of the Business taken as a whole. The Licenses (a) are valid and in full force and effect and, other than as a result of facts or circumstances relating to the Purchaser or its Affiliates, will remain so immediately following consummation of the transactions contemplated by this Agreement and
(b)
to the Knowledge of the Seller, no suspension, cancellation or termination of any such Licenses threatened in writing, except, with respect to either subclause (a) or (b), as would not result in a Material Adverse Effect.

        SECTION 3.11. The Assets. The Assets include all of the assets, properties and rights of every type and description, real, personal and mixed, tangible and intangible, that are owned, leased or licensed by the Seller or any Affiliate of the Seller and are used or held for use primarily in the conduct of and are material to the Business as of the date hereof. Except (a) for the Excluded Assets and (b) as provided for in the Ancillary Agreements, or would be provided for therein but for the Purchaser's election to exclude certain services from the Ancillary Agreements, the Assets constitute all of the assets necessary and used to conduct the Business in all material respects as conducted on the date of this Agreement. The Acquired Subsidiaries have good and marketable title to all of the Assets (other than with respect to Real Property, which is covered in Section 3.12) free and clear of all Liens, except Permitted Liens. The Assets taken as a whole are, in all material respects, in a reasonable state of maintenance and repair, have been maintained, repaired and replaced and are not defective (ordinary wear and tear excepted). The pre-recorded retail music business conducted under the trade name "Blockbuster Music" is operated within the Blockbuster Entertainment Group.

        SECTION 3.12. Real Property. (a) Each leasehold interest in real property held by any Music Subsidiary and used in or held for use in the Business (the "Real Property") is set forth in Section 3.12(a) of the Disclosure Schedule. The Real Property is leased free and clear of all Liens, except (i) Permitted Liens, and (ii) Liens created by or through the Purchaser or any of its Affiliates. Each Real Property Lease is valid and binding and in full force and effect and neither the Seller nor any Music Subsidiary is in material default under any Real Property Lease nor, to the Knowledge of the Seller is any other party thereto in material default thereunder, nor to the Knowledge of the Seller has any event occurred which through the passing of time or giving of notice or both would constitute a material default thereunder, except in each such case for defaults that would not result in a termination of the Real Property Lease to which such default relates. The Seller represents and warrants that no more than 5% of the Real Property Leases marked with an asterisk on
Schedule 3.12(a) of the Disclosure Schedule may require consent in connection with the Purchaser's acquisition of the Shares hereunder (the "Nontransferable Leases").

        (b) Neither the Seller nor any Acquired Subsidiary has received any written notice specifically identifying any material proposed special assessments, or any proposed changes in property tax or land use laws affecting the Real Property that, alone or in the aggregate with all such proposals could reasonably be expected to have a Material Adverse Effect.

        (c) Within three Business Days from the date of this Agreement, the Seller shall deliver to the Purchaser at the offices of its counsel, O'Melveny & Myers LLP, in New York City a true and complete copy of each Real Property Lease, together with all amendments and modifications thereto. The Real Property Leases constitute the entire agreement to which the Seller or any Acquired Subsidiary is a party with respect to the Real Property which is demised pursuant thereto except for such other agreements that are not material to such Real Property

Lease. Except as set forth in Section 3.12(c) of the Disclosure Schedule, the Seller has not sublet, assigned or hypothecated the Real Property.

        (d) Except as set forth in Section 3.12(d) of the Disclosure Schedule, neither the Seller nor any Acquired Subsidiary has received written notice of non-compliance with any restriction encumbering any Real Property, nor has the Seller or any Acquired Subsidiary received written notice of any zoning violations affecting any Real Property that would, alone or in the aggregate with all such other notices, result in a Material Adverse Effect.

        (e) Except as set forth in Section 3.08 of the Disclosure Schedule, there is no pending or, to the Knowledge of the Seller, threatened Action that would materially interfere with the quiet enjoyment of any Real Property.

        (f) Except as set forth in Section 3.12(f) of the Disclosure Schedule, to the Knowledge of the Seller, all water, sewer, gas, electric, telephone, and drainage facilities and all other utilities for the present use and operation of the Real Property are adequate to service the Real Property and are in good operating condition, except as would not result in a Material Adverse Effect.

        (g) Except as described in Section 3.12(g) of the Disclosure Schedule or as otherwise provided in this Article III, the execution, delivery and performance of this Agreement and the Ancillary Agreements by the Seller does not and will not result in the creation of any Lien on any Real Property Lease, except (i) for Liens created by or through the Purchaser or any of its Affiliates, or (ii) Permitted Liens that do not prevent or materially impair the ability of the Seller to consummate the sale of the Shares to the Purchaser as contemplated by this Agreement.

        SECTION 3.13. Employee Benefits Matters. (a) Section 3.13(a) of the Disclosure Schedule contains a true and complete list of all "employee benefit plans" (within the meaning of Section 3(3) of ERISA, hereafter the "Viacom ERISA Plans") and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, supplemental retirement, severance or other benefit plans, programs or arrangements (collectively, the "Viacom Plans") and all employment, termination, severance or other contracts or agreements with respect to which Viacom, the Seller or any Acquired Subsidiary has any obligation and which are maintained, contributed to or sponsored by Viacom, the Seller or any Acquired Subsidiary for the benefit of (i) any current employee of any Acquired Subsidiary or any Affiliate thereof who is employed in the Business, other than Excluded Employees (collectively, the "Business Employees") or (ii) any former employee of any Acquired Subsidiary who was previously employed in the Business, other than Excluded Employees (collectively, the "Former Business Employees"), other than plans, programs, arrangements, contracts or agreements for which no benefits are payable to Business Employees after the Closing Date. Each Viacom ERISA Plan is in writing and the Seller has previously made available to the Purchaser a true and complete copy of each Viacom ERISA Plan and the most recently received IRS determination letter for each of the Viacom Pension Plan (the "VPP") and the Viacom Investment Plan (the "VIP").

        (b) None of the Viacom ERISA Plans (i) is a "multiemployer plan", within the meaning of Section 3(37) or 4001(a)(3) of ERISA (a "Multiemployer Plan"), or a "single-employer plan", within the meaning of Section 4001(a)(15) of ERISA, for which the Seller or any Acquired Subsidiary could incur liability under
Section 4063 or 4064 of ERISA (a "Multiple Employer Plan"), or (ii) provides or promises to provide life insurance benefits.

        (c) Neither the Seller nor any Acquired Subsidiary is a party to any collective bargaining or other labor union contract applicable to any Business Employees nor, to the Knowledge of the Seller, are there any labor union organizing efforts with respect to the Business Employees. As of the date hereof, there is, to the Knowledge of the Seller, no material labor strike, slowdown or work stoppage against the Seller or any Acquired Subsidiary pending or, to the Knowledge of the Seller, threatened, which may interfere with the business activities of the Business, except where such strike, slowdown or work stoppage would not have a Material Adverse Effect.

        (d) With respect to each Viacom ERISA Plan, neither the Seller nor any Acquired Subsidiary is currently liable for any material tax arising under
Section 4971, 4972, 4975, 4979, 4980 or 4980B of the Code. The Seller and the Acquired Subsidiaries have not incurred any material liability under, arising out of or by operation of Title IV of ERISA (other than liability for premiums to the Pension Benefit Guaranty Corporation arising in the ordinary course), including any liability in connection with (i) the termination or reorganization of any employee pension benefit plan subject to Title IV of ERISA or (ii) the withdrawal from any Multiemployer Plan or Multiple Employer Plan.

        (e) All employee benefit plans that have been operated by Show Industries, Inc., have been operated substantially in compliance with ERISA. None of the Acquired Subsidiaries has any liability or obligation with respect to any terminated employee benefit plan.

        SECTION 3.14. Taxes. (a) Each Acquired Subsidiary has timely filed or been included in, or will timely file or be included in, all material Tax Returns required to be filed by or in which it is to be included with respect to Taxes for any period ending before the Closing Date, (b) all Taxes shown to be payable on such Tax Returns have been paid or will be paid, except to the extent the same are being contested in good faith, and (c) no deficiency for any material amount of Tax has been asserted or assessed by a Tax authority against any of the Acquired Subsidiaries and is still outstanding.

        SECTION 3.15. Environmental Matters. To the Seller's Knowledge (a) the Acquired Subsidiaries are in material compliance with all applicable Environmental Laws and have obtained and are in material compliance with all Environmental Permits to the extent required under any Real Property Lease and
(b) there are no Hazardous Materials on, present at or under any Real Property in violation of applicable Law.

        SECTION 3.16. Material Contracts. (a) Section 3.16(a) of the Disclosure Schedule lists as exists on the date hereof each of the following contracts and agreements (other than the Real Property Leases which are listed in Section 3.12(a) of the Disclosure Schedule) to which any

Acquired Subsidiary is a party and pursuant to which such Acquired Subsidiary is likely to pay or receive consideration of more than (i) $200,000 in the aggregate during the calendar year ending December 31, 1998 or (ii) $500,000 in the aggregate over the remaining term of such contract (such contracts being "Material Contracts") other than in respect of any Excluded Assets:

                (A) each contract and agreement for the purchase of inventory (other than purchase orders) other materials or personal property with any supplier or for the furnishing of services to the Business or any Acquired Subsidiary which cannot be cancelled by the applicable Business or such Acquired Subsidiary without penalty or further payment or without more than ninety (90) days' notice prior to delivery of such inventory, other materials or personal property;

                (B) each contract and agreement for the sale of inventory or other personal property or for the furnishing of services by the Business or any Acquired Subsidiary which cannot be cancelled by the applicable Business or such Acquired Subsidiary without penalty or further payment or without more than ninety (90) days' notice;

                (C) all contracts and agreements that provide for a guaranty by any Acquired Subsidiary; and

                (D) other than in connection with the Excluded Assets or pursuant to the Ancillary Agreements, all contracts and agreements that contain a right owing from or an obligation owing to any Affiliate of the Seller (other than the Acquired Subsidiaries).

                (b) Section 3.16(b) of the Disclosure Schedule lists each of the following contracts and agreements to which any Acquired Subsidiary is a party (such contracts also being "Material Contracts") other than to the extent directly relating to any Excluded Assets:

                (i) all contracts and agreements relating to indebtedness for borrowed money (other than in respect of intercompany accounts with Affiliates of the Business or any Acquired Subsidiary that are cancelled pursuant to Section 5.05);

                (ii) all contracts and agreements that limit or purport to limit the ability of any Acquired Subsidiary to compete in any line of business or with any Person or in any geographic area or during any period of time following the date hereof;

                (iii) all contracts and agreements that contain a right of first refusal in respect of the Business or any of its material Assets or securities;

                (iv) all contracts and agreements that constitute an employment contract or collective bargaining agreement or provide for severance benefits to any officer, director or employee in excess of that offered to all employees generally;

                (v) all contracts and agreements with any Governmental Authority to which any Acquired Subsidiary is a party; and

                (vi) any other contract that is material to the operation of the Business, taken as a whole and not otherwise disclosed pursuant to
        Section 3.16(a).

The Seller has made available to the Purchaser true and complete copies of all Material Contracts.

        (c) Except as disclosed in Section 3.16(c) of the Disclosure Schedule, to the Knowledge of the Seller, each Material Contract: (i) is valid and binding on the Acquired Subsidiary which is a party thereto and is in full force and effect; and (ii) upon consummation of the transactions contemplated by this Agreement, shall continue in full force and effect without penalty. Except as would not have a Material Adverse Effect, neither the Seller nor any Acquired Subsidiary nor to the Seller's Knowledge any other party thereto is in breach of, or default under, any Material Contract, and no event which would (with the passage of time, notice or both) constitute a breach or default under any Material Contract by any Acquired Subsidiary (or, to the Knowledge of the Seller, any other party or obligor with respect thereto), has occurred or as a result of this Agreement or its performance will occur.

        SECTION 3.17. Brokers. Except for Wasserstein Perella & Co., Inc., ("WP&Co."), no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement and the Ancillary Agreements based upon arrangements made by or on behalf of the Seller or Viacom. Viacom is solely responsible for the fees and expenses of WP&Co.

        SECTION 3.18. EXCLUSIVITY OF REPRESENTATIONS. (a) THE REPRESENTATIONS AND WARRANTIES MADE BY THE SELLER IN THIS AGREEMENT ARE IN LIEU OF AND ARE EXCLUSIVE OF ALL OTHER REPRESENTATIONS AND WARRANTIES, INCLUDING ANY IMPLIED WARRANTIES. THE SELLER HEREBY DISCLAIMS ANY SUCH OTHER OR IMPLIED REPRESENTATIONS OR WARRANTIES, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE PURCHASER OR ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA).

        (b) The Purchaser acknowledges that (i) the representations and warranties contained in Sections 3.13, 3.14 and 3.15 are the only representations and warranties being made with respect to compliance with or liability under ERISA, Tax Laws and Environmental Laws, respectively, or with respect to any employee benefit, Tax or environmental, health or safety matter related in any way to the Real Property or to this Agreement or its subject matter and (ii) no other representation contained in this Agreement shall apply to any such matters and no other representation or warranty, express or implied, is being made with respect thereto. Nothing in this Section 3.18(b) is intended to limit the scope of the terms of Section 3.19, Section 7.01, or Section 10.02(a)(v).

        SECTION 3.19. No Undisclosed Liabilities. Except as would not have a Material Adverse Effect, there are no liabilities or obligations of the Acquired Subsidiaries that would be required to be shown on a balance sheet prepared in accordance with GAAP (or the notes thereto in the case of a year end balance sheet), other than liabilities (a) reflected or reserved against on the Reference Balance Sheet or the notes to the December 31, 1997 balance sheet, (b) incurred in the ordinary course of business since the date of the Reference Balance Sheet or (c) disclosed in the Disclosure Schedule.

        SECTION 3.20. Bank Accounts, Powers, etc. Section 3.20 of the Disclosure Schedule lists each bank account or other comparable account maintained by any Acquired Subsidiary or any store included in the Business and being acquired by virtue of the Purchaser's acquisition of the Shares.

        SECTION 3.21. Certain Disclosures. (a) The unaudited financial information attached as Section 3.21(a) of the Disclosure Schedule the "Store Financial Information" has been derived from the books and records of the Seller, has been prepared on a basis consistent with that used by management of the Business ("Management") in its day-to-day operation of the Business at the time of preparation (which basis differs from that used in preparation of the Financial Statements) and fairly reflects in all material respects certain operating results used by Management in its day-to-day operation of the Business. In computing "Gross Margin" costs of goods sold are calculated using the methodology set forth in Disclosure Schedule 3.21(g)(viii). The column labeled "EBITDA" set forth in the Store Financial Information equals "Gross Margin" less "Compensation" less "Occupancy" less "G&A".

        (b) The list of store zip codes attached in Section 3.12(a) of the Disclosure Schedule is accurate and complete.

        (c) The list of Real Property Leases which expire in calendar year 1998 (indicating the expiration date, June 1998 rent, street location and zip code of the leasehold) attached as Section 3.21(c) of the Disclosure Schedule is accurate and complete.

        (d) Section 3.21(d) of the Disclosure Schedule lists all stores that were included in the Purchaser's bid letter to the Seller dated May 12, 1998 that have been disposed of prior to the date hereof.

        (e) Since April 9, 1998, except as set forth in Section 3.21(e) of the Disclosure Schedule, neither the Seller nor any of its Affiliates has transferred any Business Employee in the position of store manager, district manager, regional manager or corporate music staff from any Music Subsidiary to any other Affiliate.

        (f) The unaudited financial statements attached as Section 3.21(f) of the Disclosure Schedule (i) have been derived from the books and records of the Seller, (ii) have been presented in accordance with the internal accounting policies of the Seller used in the preparation of Management reports (which policies differ from those used in the preparation of the Financial Statements), and (iii) accurately and fairly reflect in all material respects certain information used by Management in its day-to-day operation of the Business and Management has no reason to believe that, for purposes of inclusion in the Management reports, such statements are inaccurate in any material respect.

        (g)     (i) The letter attached as Section 3.21(g)(i) of the Disclosure
        Schedule is (A) a correct copy of a letter dated February 8, 1998 from the IRS to Viacom Inc. relating to "Plan Number: 003", (B) is in full force and effect and (C) has not been superceded, rescinded or revoked by the Internal Revenue Service.

                (ii) The letter attached as Section 3.21(g)(ii) of the Disclosure Schedule is (A) a correct copy of a letter dated January 22, 1998 from the IRS to Viacom Inc. relating to "Plan Number: 002", (B) is in full force and effect and (C) has not been superceded, rescinded or revoked by the Internal Revenue Service.

                (iii) The Agreement attached as Section 3.21(g)(iii) of the Disclosure Schedule is (A) a correct copy of the Termination of Credit Card Program Agreement, Settlement and Release Agreement dated August 7, 1997, (B) is in full force and effect and (C) has not been amended nor terminated.

                (iv) At the time initially provided to the Purchaser, the information attached as Section 3.21(g)(iv) of the Disclosure Schedule is accurate, true and complete in all material respects with respect to the matters referred to or questions responded to therein.

                (v) The unaudited information attached as Section 3.21(g)(v) of the Disclosure Schedule (i) has been derived from the books and records of the Seller, (ii) has been presented in accordance with the internal accounting policies of the Seller used in the preparation of Management reports (which policies differ from those used in the preparation of the Financial Statements), and (iii) accurately and fairly reflects in all material respects certain information used by Management in its day-to-day operation of the Business and Management has no reason to believe that, for purposes of inclusion in the Management reports, such numbers are inaccurate in any material respect.

                (vi) At the time initially provided to the Purchaser, the information attached as Section 3.21(g)(vi) of the Disclosure Schedule is accurate and true with respect to the matters referred to therein.

                (vii) The responses contained in the document attached as
        Section 3.21(g)(vii) of the Disclosure Schedule are accurate, true and complete in all material respects with respect to the inquiries made therein.

                (viii) The information attached as Section 3.21(g)(viii) of the Disclosure Schedule is an accurate description of the Blockbuster Entertainment Group Music Segment Retail methodology used in computing cost of goods sold.

                (ix) The information attached as Section 3.21(g)(ix) of the Disclosure Schedule is an accurate and complete list of the stores characterized as capitalized leases in the Financial Statements.

                (x) At the time initially provided to the Purchaser, the responses contained in the document attached as Section 3.21(g)(x) of the Disclosure Schedule are accurate, complete in all material respects and true with respect to the inquiries made therein.

                (xi) The information attached as Section 3.21(g)(xi) of the Disclosure Schedule is, as of the date indicated thereon, an accurate and true list of the hourly rates and annual salaries with respect to the positions in the Business referred to therein.

                (xii) At the time initially provided to the Purchaser, the information attached as Section 3.21(g)(xii) of the Disclosure Schedule is an accurate and true list of penalty percentage by vendor.

                (xiii) The unaudited information attached as Section 3.21
        (g)(xiii) of the Disclosure Schedule (i) has been derived from the books and records of the Seller, (ii) has been presented in accordance with the internal accounting policies of the Seller used in the preparation of Management reports (which policies differ from those used in the preparation of the Financial Statements), and (iii) accurately and fairly reflects in all material respects certain information used by Management in its day-to-day operation of the Business and Management has no reason to believe that, for purposes of inclusion in the Management reports, such numbers are inaccurate in any material respect.

        The Purchaser understands and acknowledges that Section 3.06 is the Seller's sole representation with respect to a financial presentation of the results of operation and financial condition of the Business for any period or at any time and that the financial data referred to in this Section 3.21 is not intended to be such a presentation of the Business or any portion thereof and is intended solely to provide the Purchaser with accurate information used by Management in its day-to-day operation of the Business.


                                   ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER


        The Purchaser represents and warrants to the Seller as follows:

        SECTION 4.01. Incorporation and Authority of the Purchaser. The Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware and has all necessary corporate power and authority to enter into this Agreement and the Ancillary Agreements, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements by the Purchaser, the performance by the Purchaser of its obligations hereunder and thereunder and the consummation by the Purchaser of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of the Purchaser. This Agreement has been, and upon execution and delivery of the Ancillary Agreements, the Ancillary Agreements will be, duly executed and delivered by the Purchaser, and (assuming due authorization, execution and delivery by the Seller) this Agreement constitutes, and upon execution and delivery thereof, the Ancillary Agreements will constitute, legal, valid and binding obligations of the Purchaser enforceable against the Purchaser in accordance with their respective terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or similar laws affecting creditors' rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

        SECTION 4.02. No Conflict. The execution, delivery and performance of this Agreement and the Ancillary Agreements by the Purchaser do not and will not
(a) violate or conflict with the Certificate of Incorporation, other constitutive documents or By-laws (or other similar applicable documents) of the Purchaser, (b) conflict with or violate any Law or Governmental Order applicable to the Purchaser or (c) result in any breach of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give to any Person any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Lien on any of the assets or properties of the Purchaser pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument relating to such assets or properties to which the Purchaser or any of its Subsidiaries is a party or by which any of such assets or properties is bound or affected, except as would not prevent or materially impair the ability of the Purchaser to consummate the purchase of the Shares from the Seller as contemplated by this Agreement.

        SECTION 4.03. Consents and Approvals. The execution and delivery of this Agreement and each Ancillary Agreement by the Purchaser does not, and the performance of this Agreement and each Ancillary Agreement by the Purchaser will not, require any consent, approval, authorization or other action by, or filing with or notification to, any Governmental Authority, except (a) as described in a writing delivered to the Seller by the Purchaser on the date hereof, (b) the notification requirements of the HSR Act, (c) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not prevent or materially impair the ability of the Purchaser to consummate the purchase of the Shares from the Seller as contemplated by this Agreement and (d) as may be necessary as a result of any facts or circumstances relating solely to Viacom or its Affiliates.

        SECTION 4.04. Absence of Litigation. No Action is pending or, to the best Knowledge of the Purchaser threatened before any Governmental Authority which seeks to delay or prevent the consummation of the transactions contemplated hereby or which would materially impair the ability of the Purchaser to consummate the purchase of the Shares from the Seller as contemplated by this Agreement.

        SECTION 4.05. Securities Matters. The Purchaser understands that the offering and sale of the Shares hereunder is intended to be exempt from the registration requirements of the

Securities Act pursuant to Section 4(2) thereof. The Shares are being acquired by the Purchaser for its own account and without a view to the public distribution of the Shares or any interest therein. The Purchaser has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Shares, and the Purchaser is capable of bearing the economic risks of such investment, including a complete loss of its investment in the Shares. In evaluating the suitability of an investment in the Shares, the Purchaser has relied solely upon the representations, warranties, covenants and agreements made by the Seller herein and the Purchaser has not relied upon any other representations or other information (whether oral or written and including any projections or supplemental data) made or supplied by or on behalf of the Seller or any Affiliate, employee, agent or other representative of the Seller. The Purchaser understands and agrees that it may not sell or dispose of any of the Shares other than pursuant to a registered offering or in a transaction exempt from the registration requirements of the Securities Act.

        SECTION 4.06. Brokers. Other than CIBC Oppenheimer Corp. ("CIBC"), no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement and the Ancillary Agreements based upon arrangements made by or on behalf of the Purchaser. The fees and expenses of CIBC are the sole responsibility of the Purchaser.

        SECTION 4.07. Financial Ability. The Purchaser has access on commercially reasonable terms to financing (including private or public equity or debt, including high yield) sufficient to enable it to consummate the transactions contemplated by this Agreement.

        SECTION 4.08. EXCLUSIVITY OF REPRESENTATIONS. THE REPRESENTATIONS AND WARRANTIES MADE BY THE PURCHASER IN THIS AGREEMENT ARE IN LIEU OF AND ARE EXCLUSIVE OF ALL OTHER REPRESENTATIONS AND WARRANTIES, INCLUDING ANY IMPLIED WARRANTIES. THE PURCHASER HEREBY DISCLAIMS ANY SUCH OTHER OR IMPLIED REPRESENTATIONS OR WARRANTIES, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE SELLER OR ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION.

                                    ARTICLE V

                              ADDITIONAL AGREEMENTS

        SECTION 5.01. Conduct of Business Prior to the Closing. (a) Unless the Purchaser otherwise agrees and except as otherwise set forth herein or in the Disclosure Schedule, between the date of this Agreement and the Closing, the Seller and each Acquired Subsidiary will (i) conduct the Business only in the ordinary course and (ii) use commercially reasonable efforts to keep available to the Purchaser the services of the key employees of the Business (except for retirements in the ordinary course); provided, that the Seller shall not be required to implement any stay incentive program or otherwise increase any Business Employee's compensation in order to retain such Business Employee.

        (b) Except as expressly provided in this Agreement or the Disclosure Schedule, between the date of this Agreement and the Closing, no Acquired Subsidiary will do or agree to do any of the following without the prior written consent of the Purchaser (which consent shall not be unreasonably withheld or delayed):

                (i) except in the ordinary course of business, grant any Lien, other than a Permitted Lien, on any Asset;

                (ii) establish or materially increase any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including the granting of stock options, stock appreciation rights, performance awards or restricted stock awards), stock purchase or other employee benefit plan, or otherwise materially increase the compensation payable to or to become payable to any officers or key employees of any Business by any Acquired Subsidiary, except in any case described above, (A) for payments or obligations for which the Seller remains liable, (B) with respect to Excluded Employees,
        (C) increases in compensation made in the ordinary course of business consistent with past practice, or (D) as may be required by law or applicable employment agreement;

                (iii) except in the ordinary course of business, enter into any employment or severance agreement with any of the Business Employees that is not terminable at will by the applicable Acquired Subsidiary without payment or penalty (other than customary severance determined in accordance with policies applicable generally to the employees of the Acquired Subsidiaries);

                (iv) except (A) in the ordinary course of business (including lease renewals or extensions) or (B) for dividends, distributions or transfers of Cash, Excluded Assets or Nontransferable Leases by the Acquired Subsidiaries to the Seller or an Affiliate of the Seller or any transfer or sale of Excluded Assets to any third party, sell, assign, transfer, lease or otherwise dispose of any of the Assets having an aggregate value exceeding $250,000; provided, however, that in no event shall the Seller transfer funds from an account of an Acquired Subsidiary such that such account has insufficient collected funds to cover all outstanding items;

                (v) (A) acquire (by merger, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof, or (B) incur any indebtedness for borrowed money (other than to the Seller) or issue any debt securities or assume, grant, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person, or make any loans, advances or distributions of cash (other than by the Acquired Subsidiaries to the Seller or one of its Affiliates pursuant to clause
        (iv) above);

                (vi) except in accordance with Law or changes required by GAAP, materially change any method of accounting or accounting practice used by any Acquired Subsidiary (other than with respect to Excluded Assets);

                (vii) issue or sell any additional shares of the capital stock of, or other equity interests in, any Acquired Subsidiary or securities convertible into or exchangeable for such shares or equity interests, or issue or grant any options, warrants, calls, subscription rights or other rights of any kind to acquire additional shares of such capital stock, such other equity interests, or such securities;

                (viii) except as permitted elsewhere in this Article V amend, modify, extend or enter into any Material Contract;

                (ix) except as permitted elsewhere in this Article V amend, modify, extend or enter into any Real Property Lease;

                (x) other than in the ordinary course of business, enter into any transaction or agreement with any affiliate of the Seller (other than an Acquired Subsidiary);

                (xi) except for purchase of supplies and inventory and capital expenditures made in the ordinary course of business and consistent with past practice, purchase or acquire any asset, property, business or Person, or make any investment (other than short-term investments in Cash) in any Person, in excess of $250,000 individually and $500,000 in the aggregate;

                (xii) engage in a going-out-of-business or store liquidation sale at any store included in the Business (other than ordinary course mark-downs of inventory);

                (xiii) amend the Certificate of Incorporation, other constitutive documents or By-laws of any Acquired Subsidiary;

                (xiv) except as set forth in Section 3.21(e) of the Disclosure Schedule, transfer any employee in the position of store manager, district manager, regional staff or corporate music staff from any Acquired Subsidiary to any other Affiliate; or

                (xv) receive from the Seller or any of its Affiliates a transfer of a material amount of inventory, other than transfers of prerecorded music made in the ordinary course of business as directed by the Senior Buyers of the Music Subsidiaries and as contemplated by Section 5.23.

Notwithstanding anything contained in this paragraph (b), in the event that any Real Property Lease shall, between the date hereof and the Closing Date, by its terms expire, the Seller shall conduct negotiations concerning a possible extension of such Real Property Lease as the Seller deems appropriate, and the Real Property Lease shall be treated pursuant to Section 5.20 or 5.21 of this Agreement, as appropriate.

        SECTION 5.02. Access to Information; Audited Financial Statements. (a) From the date hereof until the Closing (upon reasonable notice to and approval of the Seller, which shall not be unreasonably withheld) during normal business hours with the purpose that an uninterrupted and efficient transfer of the Business may be accomplished, the Seller shall, and shall cause the officers, directors, employees, auditors and agents of each Acquired Subsidiary to (i) afford the officers, employees and authorized agents and representatives (including prospective lenders) of the Purchaser reasonable access to the offices, properties, books and records of each Acquired Subsidiary and (ii) furnish to the officers, employees and authorized agents and representatives of the Purchaser such additional financial and operating data and other information regarding the Business and the Assets as the Purchaser may from time to time reasonably request; provided, however, that such investigation shall not unreasonably interfere with any of the businesses or operations of the Seller or any Affiliate of the Seller, including the Acquired Subsidiaries and the Business. In addition, between the date hereof and the Closing, the Seller shall make available to the Purchaser upon reasonable times and notice, the officers and employees of the Business in order to facilitate the Purchaser's proper conduct of the Business after the Closing and communications with its workforce.

        (b) Attached hereto as Section 5.02 of the Disclosure Schedule are the audited carve-out balance sheets of Blockbuster Music (which is not the Business and as defined in the notes to the audited Carve-out balance sheet) at December 31, 1997 and 1996, together with the related statements of income and cash flows for the periods then ended, accompanied by the report of PriceWaterhouse Coopers LLP ("PriceWaterhouse"), the independent public accountants to the Seller. The Seller shall use commercially reasonable efforts (but in no event shall the Seller be required to pay any fees or other payments) to cause PriceWaterhouse to consent to the inclusion of its report in any financing materials created by the Purchaser or any filings made by the Purchaser pursuant to the Exchange Act or Securities Act; provided, however, there shall be no requirement on the Seller to make such request in any circumstance where the Seller reasonably believes such financing materials or filings are inaccurate, contain a material omission or misstatement or otherwise fail to be in accordance with applicable Laws. The Seller shall, and shall cause its officers, employees and representatives to, provide reasonable access to the Purchaser and the Purchaser's independent auditors to the working papers of PriceWaterhouse relating to the audited financial statements referred to in this Section 5.02. Under no circumstances shall the Seller or any such officer, employee or representative have any liability whatsoever (other than as expressly provided in this Agreement) to the Purchaser, the Purchaser's independent auditors or otherwise to any Person or Governmental Authority, including under the Securities Act or the Exchange Act in connection with such financial statements or the preparation or use thereof and the Purchaser shall indemnify and hold the Seller and each such Person harmless against any and all such liability. The Seller shall pay all expenses in connection with the Seller's and PriceWaterhouse's preparation of such financial statements.

        SECTION 5.03. Confidentiality. The terms of the letter agreement dated as of February 20, 1998 (the "Confidentiality Agreement") between Viacom and the Purchaser are hereby incorporated herein by reference and shall continue in full force and effect until the Closing, at which time such Confidentiality Agreement and the obligations of the Purchaser under this

Section 5.03 shall terminate; provided, however, that the Confidentiality Agreement shall terminate only in respect of that portion of the Evaluation Material (as defined in the Confidentiality Agreement) exclusively relating to the transactions contemplated by this Agreement. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement shall nonetheless continue in full force and effect; and provided, further, that paragraph 2 of the Confidentiality Agreement shall terminate upon the execution and delivery of this Agreement. The Purchaser may disclose the Evaluation Material to prospective lenders.

        SECTION 5.04. Regulatory and Other Authorizations; Consents. (a) The Purchaser shall use its reasonable best efforts promptly to obtain all authorizations, consents, orders and approvals of all federal, state and local regulatory bodies and officials that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement and the Ancillary Agreements and the Seller will cooperate with the Purchaser in promptly seeking to obtain all such authorizations, consents, orders and approvals; it being understood that neither the Purchaser nor the Seller shall be required to pay any fees or other payments (other than normal filing fees) to any such regulatory bodies or officials in order to obtain any such authorization, consent, order or approval. Neither the Purchaser nor the Seller will take any action that would have the effect of delaying, impairing or impeding the receipt of any required approvals.

        (b) Each party hereto agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby within ten (10) Business Days after the date hereof and to supply promptly any additional information and documentary material that may be requested pursuant to the HSR Act. The Purchaser agrees to use commercially reasonable efforts to take any and all reasonable steps necessary to avoid or eliminate each and every impediment under any antitrust law that is asserted by any governmental antitrust authority or any other party. Each party shall bear one-half of the filing fees associated with the HSR filings.

        (c) Each party hereto agrees to use its commercially reasonable efforts in obtaining any other consents and approvals which may be required in connection with the transactions contemplated by this Agreement and the Ancillary Agreements; provided, however, that neither the Purchaser nor the Seller shall be required to compensate any third party to obtain any such consent or approval.

        SECTION 5.05. Intercompany Accounts. On the Closing Date, the Seller will contribute, or cause to be contributed, to the capital of the Acquired Subsidiaries all amounts for borrowed money then owing from the Acquired Subsidiaries to the Seller and the Seller's Affiliates, together with the amounts of any accounts receivable or other payables owing from the Acquired Subsidiaries to the Seller or any of the Seller's Affiliates less all amounts for borrowed money, accounts payable or other accrued liabilities then owing from the Seller and its Affiliates to the Acquired Subsidiaries and such debts and accounts shall be cancelled; provided, however, that intercompany accounts for trade payables and receivables shall not be cancelled to the extent they relate to the purchase or return of inventory and supplies by the Acquired Subsidiaries without any charge for handling, storage or any distribution services performed by the Seller or any of its Affiliates. No amounts shall be reflected on the Initial WC Statement or the Final WC Statement in respect of any debts for borrowed money owing between the Acquired Subsidiaries, on the one hand, and the Seller and the Seller's Affiliates, on the other. During the period before the tenth (10th) Business Day prior to the Closing Date, the Seller shall not transfer from the stores included in the Business any material amount of video rentals inventory to be retained by the Seller.

        SECTION 5.06. Insurance. Effective 12:01 a.m. on the Closing Date, each Acquired Subsidiary shall cease to be insured by the Seller's or its Affiliates' insurance policies. Following the Closing Date, the Seller shall retain liability for self-insured workers' compensation claims with respect to the Acquired Subsidiaries and the Business to the extent such claims relate to any event occurring prior to the Closing Date. The Purchaser shall fully indemnify the Seller and its Affiliates with respect to any liability, claim, damage or expense of any kind whatsoever arising out of or relating to any workers' compensation claim to the extent such claims relate to any event occurring on or after the Closing Date. The Purchaser shall cooperate with the Seller and its Affiliates in order to obtain the return or release of bonds or securities or indemnifications given by the Seller or any of its Affiliates (and listed in Section 5.06 of the Disclosure Schedule) to any state in connection with workers' compensation self-insurance or utilities with respect to the Business and the Acquired Subsidiaries; and, in order to effectuate such return or release, the Purchaser shall, to the extent required by any state, post its own bonds, letters of credit, indemnifications or other securities in substitution therefor.

        SECTION 5.07. Blockbuster Gift Cards.

        (a) During the time period that, pursuant to the Transition License Agreement, the Purchaser or an Acquired Subsidiary is permitted to and actually does operate a particular store listed on Section 3.12(a) of the Disclosure Schedule (each a "Purchaser Store") under the name "Blockbuster Music," (as to any particular Purchaser Store, the "License Period"), the Acquired Subsidiaries may sell Blockbuster Gift Cards in such Purchaser Stores in accordance with this
Section 5.07. Promptly following the date hereof, the Seller shall cause to be ordered, and as soon as practicable following the Closing Date provided, to the Purchaser Blockbuster Gift Cards ("Purchaser's Cards"), in such denominations and with such design and graphics as the Seller customarily provides to its franchisees (or the franchisees of its Affiliates) in an aggregate amount not to exceed $25 million. The Purchaser shall pay all actual third party costs associated with the production, delivery, use and tracking of Purchaser's Cards on an as-incurred basis. The Purchaser shall implement commercially reasonable and appropriate security measures to protect against loss or theft of such Purchaser's Cards. After the removal of the Blockbuster Music name from any store, but no later than the expiration of the time period specified in the Transition License Agreement for any Purchaser Store, the Purchaser shall return to the Seller or a designee specified by the Seller any Purchaser's Cards unsold at such Purchaser Store. The Purchaser shall be responsible for all shrink associated with the Purchaser's Cards provided to the Purchaser pursuant to this
Section 5.07.

        (b) Promptly and in all events within ten (10) Business Days after the removal of the Blockbuster Music name from any Purchaser Store, the Purchaser shall return or shall cause to be returned to the Seller or a designee specified by the Seller at such location as the Seller shall designate any Purchaser's Cards unsold at such Purchaser Store.

        (c) For the License Period plus six (6) months (the "Tail") for any Purchaser Store, the Acquired Subsidiaries shall redeem Blockbuster Gift Cards.

        (d) At the end of each month of the License Period and Tail for any particular Purchaser Store, the Seller, through its relationship with the third party processor of gift cards, Value Link, shall prepare reports detailing (i) redemptions at stores owned or franchised by the Seller or its Affiliates and operating under the Blockbuster name (each a "Blockbuster Store") of Purchaser's Cards and (ii) redemptions at Purchaser Stores of Blockbuster Gift Cards other than Purchaser's Cards. Such redemptions shall be netted against each other and an appropriate payment made within two (2) Business Days after receipt of such report. Payment by either party to a Governmental Authority of any escheat obligation related to a Blockbuster Gift Card sold by that party, its Affiliates or franchisees will be treated as a redemption by the party making such escheat payment. Each of Purchaser and Seller shall be solely liable under escheat and other applicable Laws for funds collected by it for sales of Blockbuster Gift Cards and each shall hold the other harmless and indemnify the other for any and all Losses the other may incur, suffer or be subject to arising out of, from, or in connection with such funds and such sales.

        (e) At the end of the last License Period, Purchaser shall return to the Seller, or a designee specified by the Seller at such location as the Seller shall designate, all unsold Purchaser's Cards. Promptly following the end of the last Tail and in all events within ten (10) days thereof, Purchaser shall establish an irrevocable letter of credit with a national banking institution reasonably acceptable to the Seller, in favor of the Seller on terms reasonably acceptable to the Seller and in an amount equal to eighty percent (80%) of (i) the total face amount of all Purchaser's Cards delivered to the Purchaser by the Seller less (ii) the face amount of all (A) Purchaser's Cards redeemed and reflected in monthly reports and (B) Purchaser's Cards returned to the Seller pursuant to this Section 5.07. The amount of such letter of credit shall be established every six months and the letter of credit will be released when its required amount is $250,000 or less.

        (f) Until December 31, 1999, neither the Purchaser nor any Affiliate of the Purchaser shall process gift cards using Value Link or any software or other electronic systems that are currently utilized by Blockbuster Entertainment Group and its Affiliates in connection with processing Blockbuster Gift Cards at any store at which the Purchaser, any of its Affiliates, or the Acquired Subsidiaries rent video tape; provided, however, nothing herein shall prevent the Purchaser or its Affiliates from using any similar software or other electronic system of any other Person.

        (g) It is specifically understood and agreed that any breach of Section 5.07(f) by the Purchaser will result in irreparable injury to the Seller, its Affiliates, or its franchisees, that the remedy at law alone will be an inadequate remedy for such breach and that, in addition to any other remedy for such breach, the Seller shall be entitled to seek to enforce the specific performance of Section 5.07(f) by the Purchaser or its Affiliate through both temporary and permanent injunctive relief, without the necessity of proving actual damages, but without limitation of their rights to recover such damages.

        SECTION 5.08. Leased Properties. (a) The Seller shall use its commercially reasonable efforts, and the Purchaser shall use its commercially reasonable efforts to cooperate fully with the Seller to obtain promptly from the appropriate landlords any consents the Seller reasonably determines to be required to be obtained as a result of the transactions contemplated by this Agreement. The Purchaser hereby acknowledges that, in some cases, the Seller may elect to send notices to various landlords, rather than requests for consents, which notices will describe the transaction contemplated by this Agreement, and some of which may seek the "acknowledgment" of a particular landlord to the transfer of a particular lease.

        (b) Neither the Seller nor the Purchaser shall be required to pay consideration or grant any rights, guarantee or concession to any third party to obtain any of the consents, releases, acknowledgements or approvals ("Approvals") described in this Section 5.08.

        (c) Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to transfer any contract, lease or permit or any claim, right or benefit arising thereunder or resulting therefrom if an attempted transfer thereof, without the consent of a third party thereto, would constitute a breach or other contravention thereof, be ineffective with respect to any party thereto or in any way adversely affect the rights of the Purchaser or the Seller thereunder.

        (d) If, on the Closing Date, any consent which is required to be obtained with respect to such Nontransferable Leases is not obtained, the Seller, together with the Purchaser's full cooperation, shall continue to use all commercially reasonable efforts to obtain such Approval. Each Nontransferable Lease shall be transferred by the relevant Music Subsidiary to the Seller or an Affiliate of the Seller, and the Business to which such Nontransferable Leases relates shall be held for the Purchaser's benefit and shall be managed and operated by the Seller or its Affiliates for the Purchaser's account in the manner hereinafter provided, with all gains, income, losses, Taxes or other items generated thereby to be for the Purchaser's account. Notwithstanding the foregoing, if any Nontransferable Lease cannot be managed and operated by the Seller or its Affiliates in the manner hereinafter provided (such that the Purchaser does not receive an economic benefit or loss, as the case may be, in respect of the business conducted at such Nontransferable Lease, that is substantially equivalent to the ownership thereof), then (i) the Seller shall pay the Purchaser an amount equal to the Purchase Price multiplied by a fraction, the numerator of which is the revenues of the Business conducted at the location of such Nontransferable Lease during the prior four consecutive fiscal quarter period and the denominator of which is the total revenues of the Business during the prior four consecutive fiscal quarter period and (ii) the Seller shall have no obligations whatsoever, hereunder or otherwise to the Purchaser in respect of such Nontransferable Lease, which shall remain the property of the Seller; provided, however, the Seller shall not make any payments to the Purchaser pursuant to subclause (i) of this sentence with respect to any Secondary Store. The Purchaser shall indemnify, defend and hold the Seller and its Affiliates harmless from and against all Losses incurred or asserted as a result of the Seller's or any Affiliate's post-Closing implementation of the written instructions and policies of the Purchaser relating to the holding of such Nontransferable Leases and the lawful management and operation of the business related thereto, including the amount of any Taxes imposed upon or incurred by the Seller or any Affiliate as a result thereof (other than as may arise out of Seller's gross negligence). Subject to applicable Law, the Seller shall, and shall cause its respective Affiliates to, in respect to any such Nontransferable Leases and the business related thereto, use all commercially reasonable efforts to follow and implement the reasonable written instructions and policies of the Purchaser relating to the holding of such Nontransferable Leases and the management and operation of the business related thereto; provided, however, that the Seller and its Affiliates shall not be required to finance the operations of any such business directly or indirectly. Unless otherwise requested in writing by the Purchaser, the Seller shall, and shall cause its respective Affiliates to, in respect of any such Nontransferable Leases, (i) use all commercially reasonable efforts to maintain such Nontransferable Leases, (ii) follow the written instructions of the Purchaser relating to extensions pursuant to existing options in such Nontransferable Leases or cancellation of such Nontransferable Leases and (iii) forward original or copies of all written communications between the Seller or its respective Affiliates and the landlord of any such Nontransferable Leases. Upon receipt of all Approvals relating to any Nontransferable Leases, such Nontransferable Leases shall be transferred by the Seller or an Affiliate of the Seller to the relevant Music Subsidiary, the Seller shall have no further obligations in respect of the Real Property covered by such Nontransferable Leases and any renewal of such Nontransferable Leases shall be the responsibility of the Purchaser and shall in no way impose any continuing or additional obligations upon the Seller.

        (e) Subject to the Seller's following the Purchaser's written instructions described in 5.08(d) above, all post-Closing obligations of the Seller under Nontransferable Leases governed by Section 5.08(d) shall be undertaken at the Purchaser's expense.

        SECTION 5.09. Defaulted Leases. In the event that the Purchaser fails to pay rent under any Real Property Lease (a "Defaulted Lease") acquired by the Seller to the Purchaser in connection with the transactions contemplated hereby for which the Seller or any of its Affiliates remains liable as a guarantor (the "Guaranteed Leases"), the Purchaser hereby agrees that it will apply all revenues derived from the business conducted at the Real Property subject to such Defaulted Lease to the payment of such rent.

        SECTION 5.10. Amendment of Real Property Leases. The Purchaser shall not, without the Seller's prior written consent, extend the term (other than through the exercise of any option existing in any Guaranteed Lease on the date of this Agreement) of any Guaranteed Lease under which the Seller or any of its Affiliates remains liable as guarantor. The Seller shall have no obligation to consent to or agree to remain liable under any Guaranteed Lease should the Purchaser amend or modify any such Guaranteed Lease in a manner which would materially increase or expand (monetarily or otherwise) the Seller's or any of its Affiliates' potential liability or obligation under any Real Property Lease. Notwithstanding the immediately preceding sentence, the Seller shall give its consent to any such amendment or modification of a Real

Property Lease upon delivery to it by the Purchaser of collateral or an unconditional letter of credit, bond or guarantee of a Person who is, in the Seller's sole judgment, creditworthy.

        SECTION 5.11. Certain Services and Benefits Provided by Affiliates. The Purchaser acknowledges that the Business currently receives from the Seller and its Affiliates certain administrative and corporate services and benefits, including: warehousing; computer and information processing services; finance, accounting and payroll services; safety and engineering services; treasury services (including banking, insurance, administration, taxation and internal audit); general administrative services; executive and management services; legal services; and human resources services. Subject to the Transition Services Agreement, the Purchaser further acknowledges that all such services and benefits shall cease, and any agreement in respect thereof shall terminate with respect to each Acquired Subsidiary as of the Closing Date.

        SECTION 5.12. Further Action. (a) For a period of thirty-six (36) months from and after the Closing Date each of the parties hereto shall execute and deliver such documents and other papers and take such further actions as may be reasonably required to carry out the provisions of this Agreement and the Ancillary Agreements and give effect to the transactions contemplated hereby and thereby. Without limiting the foregoing, from and after the Closing Date, (i) the Seller shall do all things reasonably necessary, proper or advisable under the applicable Laws to put the Purchaser in effective possession, ownership and control of the Assets and the Purchaser shall cooperate with the Seller for that purpose and (ii) the Purchaser shall do all things reasonably necessary, proper or advisable under applicable Laws to put the Seller in effective possession, ownership and control of assets not included within the Assets and the Seller shall cooperate with the Purchaser for that purpose. All cash and other remittances, mail and other communications relating to the Assets or the Business received by the Seller or postmarked at any time on or after the date hereof shall be promptly turned over to the Purchaser by the Seller. All cash and other remittances, mail and other communications relating to any business of the Seller not included within the Business being purchased by the Purchaser hereunder that are received by the Purchaser shall be promptly turned over to the Seller by the Purchaser.

        (b) The Seller shall deliver to the Purchaser as of the Closing Date all books and records of the Acquired Subsidiaries, other than Tax Returns and as may relate to the Excluded Assets. Notwithstanding the preceding sentence, the Seller shall make available to the Purchaser Tax Returns of the Acquired Subsidiaries to the extent such Tax Returns are for an Acquired Subsidiary on a stand-alone basis. In no event will the Seller provide any combined or consolidated Tax Return that includes an Acquired Subsidiary. The Seller shall have the right to retain copies of all books and records of the Acquired Subsidiaries relating to periods ending on or prior to the Closing Date. For a period consistent with the Purchaser's normal document retention practices and policies, the Purchaser shall maintain all books and records of the Acquired Subsidiaries relating to periods ending on or prior to the Closing Date and shall make them, and any individuals responsible for the maintenance of such books and records, available to the Seller as reasonably requested at the Purchaser's place of business. If at any time after the Closing, the Seller requires a copy of any such book or record, it shall have the right to promptly obtain a copy thereof (at the Seller's cost) from the Purchaser.

        SECTION 5.13. Letters of Credit and Guarantees. (a) The Purchaser agrees to use its reasonable efforts to: (i) arrange for substitute letters of credit, to replace (A) the letters of credit set forth in Section 5.13 of the Disclosure Schedule entered into by or on behalf of the Seller or any Affiliate of the Seller and outstanding as of the date of this Agreement in respect of or on behalf of any Acquired Subsidiary or the Business and (B) any letters of credit entered into by or on behalf of the Seller or any Affiliate of the Seller in respect of or on behalf of any Acquired Subsidiary or the Business in the ordinary course of business consistent with past practice on or after the date of this Agreement and prior to the Closing Date (together, the "Seller LOCs"); or (ii) assume all obligations under each Seller LOC and obtain from the creditor thereunder a full release of the Seller and its Affiliates; it being understood that the Purchaser shall not be required to pay any fees or other payments in order to obtain such release. The Purchaser further agrees that to the extent the beneficiary under any Seller LOC refuses to accept any such substitute letter of credit proffered by the Purchaser, the Purchaser shall indemnify and hold harmless the Seller for any and all costs or expenses incurred under or in connection with all such Seller LOCs, including the Seller's expenses in maintaining such Seller LOCs whether or not any such Seller LOC is drawn upon, and shall in any event promptly reimburse the Seller to the extent any Seller LOC is called upon and the Seller makes any payment thereunder.

        (b) The Purchaser agrees to offer its guarantee in substitute of the guarantees (the "Guarantees") entered into by or on behalf of the Seller or any Affiliate of the Seller in respect of or on behalf of any Acquired Subsidiary or the Business. The Purchaser shall prepare in consultation with the Seller a form letter to be sent to the landlords that are the beneficiaries of the Guarantees set forth in Section 5.13 of the Disclosure Schedule stating that the Purchaser is offering its credit as guarantor in place of that of the Seller; it being understood that the Purchaser shall not be required to pay any fees or other payments or agree to any lease modifications in order to obtain such release.

        SECTION 5.14. Sale of Real Property by the Purchaser. For a period of twenty (20) years and as long as the Seller or any of its Affiliates remains liable for $100 million or more under one or more Guaranteed Leases, the Purchaser shall not sell, assign or transfer all or substantially all of any such Guaranteed Lease to a Person (the "Transferee") other than to (a) an adequately capitalized Affiliate of the Purchaser or (b) a Transferee having a net worth at least equal to that of the Purchaser immediately prior to the Closing Date (provided, however, that the Purchaser shall continue to remain liable under all Real Property Leases that the Seller or any of its Affiliates remains liable under; and, provided, further that nothing herein shall prohibit any sublease on which Purchaser remains liable). In connection with any sale, assignment or transfer of any Guaranteed Lease, the Purchaser shall not obtain a release from any Guaranteed Lease unless the Seller and any of its Affiliates shall also be released from such Guaranteed Lease to the same extent, such release to be in writing and in form and effect satisfactory to the Seller. In addition, the Purchaser shall provide the Seller with copies of any and all notices of default or noncompliance received by the Purchaser.

        SECTION 5.15. Excluded Assets. Prior to the Closing Date, the Seller, at its expense, shall cause the Excluded Assets (other than those Excluded Assets being used in the Business pursuant to the Ancillary Agreements) to be transferred from the Acquired Subsidiaries.

Following the Closing, the Purchaser shall return to the Seller or designee specified by the Seller, at the Seller's expense, any Excluded Assets not transferred from the Acquired Subsidiaries at the time of Closing.

     SECTION 5.16. Financing. The representation set forth in Section 4.08 shall remain accurate from the date hereof through the Closing Date.

     SECTION 5.17. Intentionally Omitted.

     SECTION 5.18. Additional Assets. (a) Within one hundred eighty (180) days following the Closing Date, the Purchaser may, at its expense, take possession of any items of furniture, fixtures and equipment which comprise the Assets, which are located at any Excluded Leasehold, except such Assets (i) that are being used or planned for use by any third party subtenant at such Excluded Leasehold or (ii) that the landlord of such Excluded Leasehold has any rights therein at the end of the leasehold term relating to such Excluded Leasehold (the "Additional Assets"). Upon reasonable prior written notice to the Seller, the Purchaser shall be afforded access to such Excluded Leaseholds in order to remove any such Additional Assets, other than Excluded Leaseholds that are being occupied by third party subtenants. Following the date hereof the Seller shall give the Purchaser written notice in the event any Excluded Leasehold is being sublet, terminated or otherwise disposed of, specifying the location of such Excluded Leasehold. The Purchaser may, within ten (10) Business Days from the receipt of such notice, remove any Additional Assets located at such Excluded Leasehold and shall thereafter forfeit any rights to any Additional Assets located at such Excluded Leasehold.

     (b) The Purchaser shall take any Additional Asset on an "as is/where is" basis, and acknowledges that the Seller makes no representation nor warranty whatsoever with respect to any Additional Asset.

     (c) The Purchaser shall indemnify and hold harmless the Seller and its Affiliates from and against any Losses arising out of or relating to the removal of any Additional Assets, including without limitation, any cost, expenses or liabilities which the Seller or any of its Affiliates may incur in connection with the restoration of any Excluded Leasehold required due to the removal of any Additional Assets by the Purchaser.

     SECTION 5.19. No Solicitation. The Seller and its Affiliates shall, for a period of one year from the Closing Date, not solicit or recommend the individuals listed on Section 5.19(a) of the Disclosure Schedule. Generalized searches for employees by the use of help wanted advertisements or the engagement of search firms to engage in searches that are not targeted or focused on the employees of any of the Acquired Subsidiaries or the Purchaser shall not constitute a solicitation or recommendation prohibited by this
Section 5.19. It is agreed that paragraph 11 of the Confidentiality Agreement between the Seller and the Purchaser dated February 20, 1998 is hereby amended such that the second sentence of such paragraph shall apply only to those individuals identified on Section 5.19(b) of the Disclosure Schedule and the restrictions set forth in such sentence shall survive until the first anniversary of the Closing Date.

     SECTION 5.20. Expiring Real Property Lease Purchase Price Adjustment. With respect to Real Property Leases (other than Secondary Stores) that terminate by their terms on or prior to the Closing Date, the Purchaser acknowledges that the Seller is and, between the date hereof and Closing Date shall be, negotiating renewal agreements for such Real Property Leases. The Purchaser hereby agrees that upon the conclusion of the Seller's negotiation of proposed definitive documentation for each such renewal, the Seller shall deliver to the Purchaser a copy thereof. Within five (5) Business Days of receipt by a party designated by the Purchaser, which designee may be changed in writing pursuant to the notice provisions herein from time to time, the Purchaser shall notify the Seller in writing to either execute or not execute such lease renewal agreement. If the Purchaser shall fail to respond in writing within such five (5) Business Day period, the Purchaser shall be deemed to have accepted the lease renewal agreement and to have authorized the Seller to execute the same. If the Purchaser shall direct the Seller not to execute the lease renewal agreement, or in the event a renewal agreement cannot be reached with respect to any Real Property Lease, such Real Property Lease shall be allowed to expire on its terms and the Purchase Price shall be decreased by an amount equal to the Purchase Price multiplied by a fraction, the numerator of which is the revenues of the Business conducted at the location of such expired Real Property Lease during the twelve (12) month period ending on the last day of the last full month immediately preceding the date of such expiration and the denominator of which is the total revenues of the Business during such twelve month period. The provisions of this Section 5.20 shall not apply to any Secondary Store.

     SECTION 5.21. Anniversary Lease Purchase Price Adjustment. (a) If (i) on the Closing Date any Real Property Lease other than those listed on Schedule 3.21(c) of the Disclosure Schedule is a month-to-month lease and (ii) at the end of the first anniversary of the Closing Date (the "Anniversary Purchase Price Adjustment Date"), the Purchaser or any of its Affiliates is no longer the occupant of all or a substantial portion of the premises underlying such Real Property Lease then the Purchaser shall be entitled to a reduction in the Purchase Price (the "Anniversary Purchase Price Adjustment") as follows:

     (A) if, during the period from the Closing Date until the Anniversary Purchase Price Adjustment Date, the Purchaser or any of its Affiliates had been the occupant of all or a substantial portion of such leased premises for a period of three months or less, then the Purchaser shall be entitled to an Anniversary Purchase Price Adjustment equal to the product of:

          (x) The Purchase Price and

          (y) a fraction, the numerator of which is the revenues of the Business conducted at such premises during the twelve (12) month period ending on the last day of the last full month immediately preceding the date of termination of such Real Property Lease, and the denominator of which is the total revenues of the Business during such twelve (12) month period; or

     (B) if, during the period from the Closing Date until the Anniversary Purchase Price Adjustment Date, the Purchaser or any of its Affiliates had been the occupant of all or a substantial portion of such premises for more than three months, then the Purchaser shall be entitled to an Anniversary Purchase Price Adjustment equal to the product of:

               (x) a fraction, the numerator of which equals 12 less the number of months (or portion thereof) which the Purchaser or any of its Affiliates occupied such premises following the Closing Date and the denominator of which is 12; and

               (y) the product of (1) Purchase Price and (2) a fraction, the numerator of which is the revenues of the Business conducted at such premises during the twelve (12) month period ending on the last day of the last full month immediately preceding the date of termination of such Real Property Lease and the denominator of which is the total revenues of the Business during such twelve (12) month period.

     (b) On the Anniversary Purchase Price Adjustment Date, the Purchaser shall deliver to the Seller a statement, executed by a duly authorized officer of the Purchaser, setting forth in detail the Purchaser's good faith calculation of the Anniversary Purchase Price Adjustment. During the sixty (60) Business Days immediately following receipt of the Purchaser's statement (the "Anniversary Adjustment Statement"), the Seller and its representatives will be permitted to review, in the Purchaser's offices, the Purchaser's books and records and working papers relating to the Anniversary Adjustment Statement, and the Purchaser shall make reasonably available in the Purchaser's offices the individuals responsible for the preparation of the Anniversary Statement in order to respond to the reasonable inquiries of the Seller; provided, however there shall be no Anniversary Purchase Price Adjustment in the event the Purchaser enters into a lease in the same or an approximate location with the same landlord.

     (c) The Seller shall notify the Purchaser in writing within such sixty (60) Business Day period if the Seller disagrees with the Purchaser's calculation of the Anniversary Purchase Price Adjustment (the "Anniversary Notice"), which Anniversary Notice shall set forth in reasonable detail the basis for such dispute. If no Anniversary Notice is received by the Purchaser within such sixty
(60) Business Day period, the Anniversary Adjustment Statement shall be deemed to have been accepted by the Seller, and shall become final and binding upon the parties.

     (d) During the twenty (20) Business Days immediately following the delivery of the Anniversary Notice, the Seller and the Purchaser shall seek in good faith to resolve any differences which they may have with respect to any matter specified in the Anniversary Notice. If at the end of such twenty Business Day period the Seller and the Purchaser have been unable to agree on the Anniversary Purchase Price Adjustment, the Seller and the Purchaser shall submit to the Independent Accounting Firm for review and resolution any and all matters which remain in dispute with respect to the Anniversary Notice. The Independent Accounting Firm shall use commercially practicable efforts to make a final determination, binding on the parties hereto, of the Anniversary Purchase Price Adjustment, and such final determination shall be the Anniversary Purchase Price Adjustment. The cost of the Independent Accounting Firm's review and determination shall be paid by the party which has proposed an amount of Anniversary Purchase Price Adjustment that is the greatest amount different from the final determined amount. During such twenty (20) Business Day review by the Independent Accounting Firm, the Purchaser shall make available to the Independent Accounting Firm interviews with such individuals and such information, books and records as may be reasonably required by the Independent Accounting Firm to make its final determination.

     (e) The Seller shall pay to the Purchaser within five (5) Business Days after the Anniversary Purchase Price Adjustment becomes final and binding on the parties hereto, together with interest thereon calculated separately for each Real Property Lease from the later of (i) the date such Real Property Lease was terminated or (ii) the date the Purchaser ceased to occupy the leased premises which is the subject of each such Real Property Lease until the date of payment at the Interest Rate.

     (f) The Purchaser agrees that following the Closing Date through the date that payment is made pursuant to Section 5.21, it will not take any actions with respect to any books or records on which the Anniversary Purchase Price Adjustment is made or that would make it impossible or impracticable to calculate the Anniversary Purchase Price Adjustment in the manner and utilizing the methods required hereby. With respect to payments and computations made pursuant to Section 5.21, the provisions of Section 2.07 hereof shall apply.

     (g) The provisions of this Section 5.21 shall not apply to any Secondary Store.

     SECTION 5.22. Secondary Store Purchase Price Adjustment. From the date hereof until the Closing Date, if for any reason a Real Property Lease on
Schedule 3.12(a) not identified with an asterisk (such Real Property Lease, a "Secondary Store") shall expire or shall be terminated, then the Purchase Price shall be increased by the amount set forth on Schedule 5.22 for each such Secondary Store.

     SECTION 5.23. Treatment of Inventory. Prior to Closing Date the Seller shall (a) process requested in stock music inventory from its distribution center to the stores in the ordinary course and consistent with past practices and (b) use its commercially reasonable best efforts to deliver substantially all of its returnable music inventory at its distribution center to the vendor or to a third party processor with instructions to process such returnable music inventory to the vendors. In addition, prior to the Closing, returnable inventory located in stores shall be pulled in the ordinary course (considering reasonable seasonal selling expectations) and substantially processed to a third party processor with instructions to process same to the vendors. From one week after the date hereof and for so long as inventory of the Acquired Subsidiaries is located at Seller's distribution center, no returnable inventory of the Acquired Subsidiaries will be commingled with assets of entities other than the Acquired Subsidiaries. The Seller shall, and shall cause its officers, employees and representatives to, cooperate with the reasonable requests of the Purchaser, at the Purchaser's expense, in the planning and execution of a physical inventory to be conducted on or after the Closing Date by the Purchaser. During the period prior to Closing, the Seller shall cause the management employees responsible for placing orders for inventory for the Business to consult with the Purchaser concerning the inventory to be ordered between the execution of this Agreement and the Closing.

                                   ARTICLE VI

                                EMPLOYEE MATTERS

     SECTION 6.01. Employees. (a) Set forth in Section 6.01(a) of the Disclosure
Schedule is a true and complete list showing the names and current annual salary rates of all of the Business Employees as of the date hereof, which includes for each such Person the amounts paid or payable as a base salary and lists any other compensation arrangements for Business Employees for 1998, including bonuses or other compensation arrangements.

     (b) The Purchaser shall immediately after the Closing cause the Acquired Subsidiaries to continue to employ all of the Business Employees as of the Closing Date who are employed, (including Business Employees on leave of absence but excluding Business Employees on long-term disability) at the Music Subsidiaries on the Closing Date at rates of compensation which are no less than their rates of compensation prior to the Closing Date. The Seller shall, prior to the Closing, transfer to itself (or one of its Affiliates) and shall, immediately after the Closing, employ all employees of the Acquired Subsidiaries who are not Business Employees.

     (c) For the one-year period commencing on the Closing Date, the Purchaser agrees to provide (or cause the Acquired Subsidiaries to provide) the Business Employees with health, welfare and other employment benefits that in the aggregate are substantially equivalent, and no less favorable in value than, those provided to similarly situated employees of the Purchaser. Anything in this Agreement to the contrary notwithstanding (including this Section 6.01), the Purchaser and the Acquired Subsidiaries shall have the right to terminate any Business Employee at any time at its sole discretion.

     (d) The Seller or one of its Affiliates shall retain responsibility under the Blockbuster Plans for all amounts payable by reason of, or in connection with, any and all medical, dental and disability claims made by the Business Employees after the Closing Date, to the extent such claims relate to events which occurred prior to the Closing Date. Following and including the Closing Date, the Purchaser shall be responsible for all other such benefit claims made by the Business Employees whether under the Purchaser's medical, dental or disability plans or otherwise.

     (e) To the extent that service is relevant for eligibility and vesting (and, solely for purposes of calculating entitlement to vacation and sick days, benefit accrual) under any employee benefit plan, program or arrangement established or maintained by the Purchaser or any of its Subsidiaries for the benefit of the Business Employees, such plan, program or arrangement shall credit such Business Employees for service prior to the Closing Date with the Seller or any Affiliate or predecessor thereof. In addition, the Purchaser shall, to the extent permitted by applicable Law, waive any pre-existing conditions and recognize, for purposes of annual deductible and out-of-pocket limits under its medical and dental plans, deductible and out-of-pocket expenses paid by the Business Employees and their respective dependents under the Seller's medical and dental plans in the calendar year in which the Closing occurs.

     (f) The Seller shall take reasonable steps to transfer all Business Employees employed by an entity other than an Acquired Subsidiary so that on the Closing Date all the Business Employees shall be employed by an Acquired Subsidiary.

     SECTION 6.02. Retirement Plans. (a) It is agreed by both parties that the Seller, Viacom or one of its Affiliates will continue to maintain all plans providing retirement benefits for the Business Employees, with all benefit accruals of such the Business Employees under such plans ceasing as of the Closing Date. In particular, the VPP shall retain all liability for pension and other benefits accrued by Business Employees based on pensionable service and compensation prior to the Closing Date and neither the Purchaser nor any Acquired Subsidiary shall have any responsibility with respect thereto. The Purchaser shall cooperate with the Seller to provide such current information regarding the Business Employees on an ongoing basis as may be necessary to facilitate determinations of distribution eligibility of, and payments of benefits to, the Business Employees under the VPP or any other plan which continues to be maintained by the Seller or its Affiliates.

     (b) As soon as practicable after the Closing, the Seller shall prepare and deliver to the Purchaser a schedule listing the Business Employees who were participants in the VIP prior to the Closing Date. The Purchaser agrees that it shall designate a defined contribution plan (the "Purchaser's DC Plan") that will accept a "direct rollover", within the meaning of Section 401(a)(31) of the Code, of the account balances of the Business Employees participating in the VIP, including any loan obligation that a Business Employee may have in his or her account in the VIP. To the extent that a Business Employee transfers a loan obligation to the Purchaser's DC Plan, the Purchaser's DC Plan shall continue to accept repayments of such loan amounts and shall otherwise administer such loans in accordance with their terms and ERISA until such loan amounts are repaid or are foreclosed upon. Notwithstanding any other provision of this Agreement, no Business Employee who rolls over his or her account into the Purchaser's DC Plan shall have any rights to participate in or be entitled to benefits under the Purchaser's DC Plan to an extent greater than the rights of any employee of the Purchaser or of an affiliate of the Purchaser under the terms of the Purchaser's DC Plan prior to the Closing Date, except as provided in Section 6.01(e) and except that loans transferred from the VIP to the Purchaser's DC Plan shall continue to have the terms such loans had prior to the Closing Date. Neither the Purchaser, an affiliate of the Purchaser, nor any Acquired Subsidiary shall have any obligation to make any matching contributions with respect to any Business Employee, except as provided under the Purchaser's DC Plan, on or after the Closing Date.

     (c) The Purchaser shall provide, or cause an Acquired Subsidiary to provide, continuation health care coverage to all Business Employees and their qualified beneficiaries who incur a qualifying event on and after the Closing Date in accordance with the continuation health care coverage requirements of
Section 4980B of the Code and Title I, Subtitle B, Part 6 of ERISA ("COBRA").

     SECTION 6.03. Indemnity. Anything in this Agreement to the contrary notwithstanding (including Section 10.01), the Purchaser hereby agrees from and after the Closing to indemnify the Seller and its Affiliates against and hold the Seller and its Affiliates harmless from any and all claims, losses, damages, expenses, obligations and liabilities (including costs of collection, reasonable attorneys' fees and other costs of defense) arising out of or otherwise in respect of (a) any claim made by any Business Employee against the Seller or any of its Affiliates for any severance or termination benefits related to any severance or termination on or after the Closing Date pursuant to any Seller, Viacom or any Affiliate plan, (b) any suit or claim of violation brought against the Seller or any of its Affiliates under the Workers Adjustment and Retraining Notification Act for any actions taken by the Purchaser or its Subsidiaries on or after the Closing Date with respect to any facility, site of employment or operating unit, (c) any claim for payments of benefits by Business Employees, or their respective beneficiaries under any plan which the Purchaser continues to maintain on or after the Closing Date or with respect to any benefit arrangement that the Purchaser has agreed hereunder to maintain for such individuals (or in which the Purchaser has agreed hereunder to permit such individuals to participate), to the extent arising from an event occurring or circumstance existing on or after the Closing Date (d) any claim of employment discrimination by the Purchaser, including discrimination in the Purchaser's hiring or termination of any employees and (e) any claim of wrongful discharge of any Business Employee (including constructive discharge) to the extent arising from a discharge on or after the Closing Date. The Seller hereby agrees to indemnify the Purchaser and its Affiliates and hold the Purchaser and its Affiliates harmless from any and all claims, losses, damages, expenses, obligations and liabilities (including costs of collection, reasonable attorneys' fees and other costs of defense) arising out of or otherwise in respect of any employee benefit plans sponsored or maintained by Viacom or its Affiliates except to the extent that a plan is assumed by the Purchaser.

     SECTION 6.04. No Third-Party Beneficiaries. Nothing in this Article VI or elsewhere in this Agreement shall be deemed to make any Business Employees or Former Business Employees third-party beneficiaries of this Agreement.

                                   ARTICLE VII

                                   TAX MATTERS

     SECTION 7.01. Tax Indemnities. (a) From and after the Closing Date, the Seller shall be responsible for, shall pay or cause to be paid, and shall indemnify and hold harmless the Purchaser and the Acquired Subsidiaries against all Taxes (i) imposed on the Seller or any member of an affiliated group with which the Seller files a consolidated or combined income Tax Return (other than the Acquired Subsidiaries) with respect to any Tax period that ends on or before the Closing Date or includes the Closing Date and (ii) imposed on the Acquired Subsidiaries with respect to any Tax period or portion thereof that ends on or before the Closing Date, in excess of the amount reserved for Taxes in the Financial Statements; provided, however, that no indemnity shall be provided under this Agreement for any Tax resulting from any transaction of the Acquired Subsidiaries occurring on the Closing Date but after the Closing that is not in the ordinary course of business other than any Tax incurred as a result of the Election.

     (b) From and after the Closing Date, the Purchaser and the Acquired Subsidiaries shall, jointly and severally, be responsible for, shall pay or cause to be paid, and shall indemnify and hold harmless the Seller and its Affiliates against all Taxes imposed on or with respect to the Acquired Subsidiaries that are not subject to indemnification pursuant to paragraph (a) of this Section 7.01, including Taxes resulting from any transaction of the Acquired Subsidiaries occurring on the Closing Date, but after the Closing, that is not in the ordinary course of business other than any Tax incurred as a result of any Election.

     (c) Payment by the indemnitor of any amount due to the indemnitee under this Section 7.01 shall be made within ten (10) days following written notice by the indemnitee that payment of such amounts to the appropriate Tax authority is due by the indemnitee, provided that the indemnitor shall not be required to make any payment earlier than five (5) days before it is due to the appropriate Tax authority. If the Seller receives an assessment or other notice of Tax due with respect to the Acquired Subsidiaries for any period ending on or before the Closing Date for which the Seller is not responsible, in whole or in part, pursuant to Section 7.01(a) because all or a part of such Tax does not exceed the amount reserved for Taxes in the Financial Statements, and the Seller or any of its Affiliates pay such Tax, then the Purchaser or an Acquired Subsidiary shall pay to the Seller, in accordance with the first sentence of this Section 7.01(c), the amount of such Tax for which the Seller is not responsible. In the case of a Tax that is contested in accordance with the provisions of Section 7.03, payment of the Tax to the appropriate Tax authority will not be considered to be due earlier than the date a final determination to such effect is made by such Tax authority or a court.

     (d) For purposes of this Agreement, in the case of any Tax that is imposed on a periodic basis and is payable for a period that begins before the Closing Date and ends after the Closing Date, the portion of such Taxes payable for the period ending on the Closing Date shall be (i) in the case of any Tax other than a Tax based upon or measured by income, the amount of such Tax for the entire period multiplied by a fraction, the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period and (ii) in the case of any Tax based upon or measured by income, the amount which would be payable if the taxable year ended on the Closing Date. Any credit shall be prorated based upon the fraction employed in clause (i) of the preceding sentence. In the case of any Tax based upon or measured by capital (including net worth or long-term debt) or intangibles, any amount thereof required to be allocated under this Section 7.01(d) shall be computed by reference to the level of such items on the Closing Date.

     SECTION 7.02. Refunds and Tax Benefits. (a) The Seller shall be entitled to any refund or credit of Taxes (including any interest paid or credited with respect thereto), and the Purchaser shall promptly pay to the Seller any such refund or credit of Taxes (including any interest paid or credited with respect thereto) received by the Purchaser or any Acquired Subsidiary (i) relating to Tax periods or portions thereof ending on or before the Closing Date or (ii) attributable to an amount for which the Seller is responsible under Section 7.01(a) hereof. The Purchaser shall, if the Seller so requests and at the Seller's expense, cause an Acquired Subsidiary to file for and obtain any refund determined by the Seller to be due to the Seller. The Purchaser shall permit the Seller to control (at the Seller's expense) the prosecution of any such refund claimed, and shall cause an Acquired Subsidiary to authorize by appropriate power of attorney such Persons as the Seller shall designate to represent such Acquired Subsidiary with respect to such refund claimed.

In the event that any refund or credit of Taxes for which a payment has been made pursuant to this Section 7.02(a) is subsequently reduced or disallowed, the Seller shall indemnify and hold harmless the Music Subsidiaries for any Tax liability, including interest and penalties, assessed by reason of the reduction or disallowance.

     (b) If the Seller or any of its Affiliates (or an Acquired Subsidiary on or prior to the Closing Date) makes any payment, including a payment of additional Taxes (either directly to a Tax authority or pursuant to Section 7.01(a)) and, as result of the payment or adjustment giving rise to such payment, the Purchaser obtains a deduction, credit or other Tax benefit with respect to a Tax period after the Closing Date (a "Post-Closing Date Tax Benefit"), the Purchaser shall pay the Seller an amount equal to the Tax savings resulting from such Post-Closing Date Tax Benefit to the extent the Seller is not able to otherwise reduce an amount payable to the Purchaser pursuant to Section 7.01(a). The amount of any such Tax savings for any Tax period shall be the amount of the reduction in Taxes reflected on any Tax Return for such Tax period as compared to the Taxes that would have been reflected on such Tax Return in the absence of such Post-Closing Tax Benefit. Any Post-Closing Date Tax Benefit not resulting in actual Tax savings for the Tax period to which it relates or for any earlier Tax period shall be carried forward to succeeding Tax periods until utilized to the extent permitted by law. All payments to the Seller pursuant to this Section 7.02(b) shall be made within thirty (30) days after the filing of the applicable Tax Return for the Tax period in which a Post-Closing Date Tax Benefit results in a reduction in the Taxes paid by the Purchaser.

     (c) The Purchaser agrees that it will not carry back to any Tax period ending on or before the Closing Date any net operating loss or other Tax attribute which arose in a Tax period beginning after the Closing Date if such net operating loss or Tax attribute would be carried back to a consolidated, combined or unitary Tax Return that includes the Seller or any of its Affiliates.

     SECTION 7.03. Contests. (a) After the Closing, the Purchaser shall promptly notify the Seller in writing of any demand or claim received by the Purchaser or an Acquired Subsidiary from any Tax authority or other party with respect to Taxes for which the Seller is liable pursuant to Section 7.01. Such notice shall contain factual information (to the extent known) describing the asserted Tax liability in reasonable detail and shall include copies of any notice or other document received from any Tax authority in respect of any such asserted Tax liability. If the Purchaser fails to give the Seller prompt notice of an asserted Tax liability as required by this Section 7.03, then (i) if the Seller is precluded by the failure to give prompt notice from contesting the asserted tax liability in both the administrative and judicial forums, then the Purchaser shall have sole responsibility for such Tax liability or (ii) if the Seller is not so precluded from contesting but such failure to give prompt notice results in a detriment to the Seller, then any amount which the Seller is otherwise required to pay the Purchaser pursuant to Section 7.01 with respect to such liability shall be reduced by the amount of such detriment.

     (b) The Seller may elect to direct, through counsel of its own choosing and at its own expense, any audit, claim for refund and administrative or judicial proceeding involving any asserted liability with respect to which indemnity may be sought under Section 7.01 (any such audit, claim for refund or proceeding relating to an asserted Tax liability is referred to herein as a

"Contest"). If the Seller elects to direct a Contest, it shall within thirty
(30) calendar days of receipt of the notice of asserted Tax liability notify the Purchaser of its intent to do so, and the Purchaser shall cooperate and shall cause an Acquired Subsidiary or any of its successors to cooperate, at the expense of the Seller, in each phase of such Contest. If the Seller elects not to direct the Contest, fails to notify the Purchaser of its election as herein provided or contests its obligation to indemnify under Section 7.01, the Purchaser or an Acquired Subsidiary may pay, compromise or contest, at its own expense, such asserted liability. However, in such case, neither the Purchaser nor any Acquired Subsidiary may settle or compromise any asserted liability over the objection of the Seller; provided, however, that consent to settlement or compromise shall not be unreasonably withheld. In any event, the Seller may participate, at its own expense, in the Contest. If the Seller chooses to direct the Contest, the Purchaser shall promptly empower and shall cause an Acquired Subsidiary or any of its successors promptly to empower (by power of attorney and such other documentation as may be appropriate) such representatives of the Seller as it may designate to represent the Purchaser, an Acquired Subsidiary or any of their successors in the Contest insofar as the Contest involves an asserted Tax liability for which the Seller would be liable under Section 7.01(a).

          SECTION 7.04. Preparation of Tax Returns. The Seller or its designee shall prepare and file U.S. federal, state and local income and franchise Tax Returns relating to the Acquired Subsidiaries for any Tax period ending on or prior to the Closing Date and which are required to be filed after the Closing Date. With respect to any Tax Returns for which the Seller or its designee has filing responsibility pursuant to the preceding sentence, the Acquired Subsidiaries will be included in the consolidated, combined or unitary Tax Returns which include the Seller on a basis consistent with prior tax years unless a different treatment is required by an intervening change in Law. The parties agree that if an Acquired Subsidiary is permitted, but not required, under applicable state or local income or franchise Tax Laws to treat the Closing Date as the last day of a Tax period, they will treat the Tax period as ending on the Closing Date. The Seller or its designee shall prepare and file all other Tax Returns for any period ending on or prior to the Closing Date to the extent the Seller or Viacom previously was responsible for the preparation and filing of such Tax Returns for the immediately preceding Tax period. The Purchaser shall prepare and timely file or cause an Acquired Subsidiary to prepare and timely file all Tax Returns for which the Seller is not responsible pursuant to this Section 7.04. The Purchaser will deliver to the Seller a complete and accurate copy of each Tax Return required to be filed by the Purchaser or an Acquired Subsidiary under this Section 7.04 for Tax periods that include the Closing Date, and any amendment to such Tax Return, within ten (10) days of the date such Tax Return is filed with the appropriate Tax authority.

          SECTION 7.05. Section 338(h)(10) Election and Allocations. (a) The Seller and the Purchaser shall jointly make the election provided for by Section 338(h)(10) of the Code and any corresponding elections under state, local or tax law (the "Election") with respect to the Shares. The Seller and the Purchaser shall provide to the other all necessary information to permit the Election to be made. The Seller and the Purchaser shall, as promptly as practicable following the Closing Date, take all actions necessary and appropriate to effect and preserve a timely Election including filing IRS Form 8023 and other such forms, returns, elections, schedules, attachments, and other documents as may be required. The forms relating to the Election, Form 8594, if required, and any equivalent forms for state and local Tax purposes shall be referred to as the "Forms."

     (b) The Seller and the Purchaser, in good faith, shall agree upon the allocation of the Purchase Price among the Shares. In connection with the Election, the Seller and the Purchaser, in good faith, shall determine (i) the amount of the modified aggregate deemed sales price ("MADSP") of the Shares (within the meaning of Treas. Reg. Section 1.338(h)(10)-1(f)) and (ii) the proper allocations of the MADSP among the Assets in accordance with Treas. Reg.
Section 1.338(h)(10)-1(f). The allocations referred to in the two preceding sentences are referred to herein as the "Allocations." The Seller will calculate the gain or loss, if any, in a manner consistent with the Allocations and will not take any position inconsistent with the Allocations in any Tax Return or otherwise. The Purchaser will allocate the Purchase Price consistently with the Allocations and will not take any position inconsistent with the Allocations in any Tax Return or otherwise.

     (c) The Seller and the Purchaser agree that the Forms shall be filed with the appropriate Tax authorities not earlier than sixty (60) days before the latest date for the filing thereof. At least one hundred twenty (120) days prior to the latest date for the filing of each Form, the Seller shall prepare and submit to the Purchaser a draft of each Form. No party hereto shall file any Form unless it shall have obtained the consent of the other party hereto, which consent shall not be unreasonably withheld. On or prior to the 30th day after the Purchaser's receipt of a draft Form, the Purchaser shall deliver to the Seller either (i) its consent to such filing or (ii) a written notice specifying in reasonable detail all disputed items and the basis therefor. If the Purchaser and the Seller have been unable to resolve their differences within thirty (30) days after the Seller's receipt of the Purchaser's written notice of disputed items, any remaining disputed issues shall be submitted to an Independent Accounting Firm to resolve in a final binding manner after hearing the views of both parties. The fees and expenses of the Independent Accounting Firm shall be shared equally between the Seller and the Purchaser.

     SECTION 7.06. Cooperation and Exchange of Information. The Seller, the Purchaser, and the Acquired Subsidiaries will provide each other with such cooperation and information as any of them reasonably may request of another in filing any Tax Return, amended Tax Return or claim for refund, determining a liability for Taxes or a right to a refund of Taxes or participating in or conducting any audit or other proceeding in respect of Taxes. Each such party shall make its employees available on a mutually convenient basis to provide explanations of any documents or information provided hereunder. Each such party will retain all Tax Returns, schedules and work papers and all material records or other documents relating to Tax matters of the Acquired Subsidiaries for their Tax period first ending after the Closing Date and for all prior Tax periods until the expiration of the statute of limitations of the Tax periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by another party in writing of such extensions for the respective Tax periods. Any information obtained under this Section 7.06 shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting an audit or other proceeding.

     SECTION 7.07. Conveyance Taxes. The Purchaser agrees to assume liability for and to pay all sales, transfer, stamp (other than as provided in Section 2.04), real property transfer or gains and similar Taxes incurred as a result of the transactions contemplated hereby. In addition, the Purchaser agrees to indemnify the Seller and its Affiliates for any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties (including attorneys' and consultants' fees and expenses) incurred by the Seller and its Affiliates arising out of the Purchaser's failure to make timely or full payments of such Taxes.

     SECTION 7.08. Miscellaneous. (a) The parties agree to treat all payments made under Article X and the Sections and Articles listed in Section 10.04 as adjustments to the Purchase Price for Tax purposes.

     (b) Except as expressly provided otherwise and except for the representations contained in Section 3.15 of this Agreement, this Article VII shall be the sole provision governing Tax matters and indemnities therefor under this Agreement.

     (c) All tax-related agreements and understandings between any Acquired Subsidiary and the Seller or any of the Seller's Affiliates shall terminate and be of no further force and effect, immediately prior to the Closing Date. For purposes of this Article VII, all references to the Purchaser or the Seller includes successors thereto.

                                  ARTICLE VIII

                              CONDITIONS TO CLOSING

     SECTION 8.01. Conditions to Obligations of the Seller. The obligation of the Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver, at or prior to the Closing, of each of the following conditions:

     (a) Representations and Warranties; Covenants. (i) The representations and warranties of the Purchaser contained in Article IV that are (A) qualified as to materiality shall be true and correct and (B) not qualified as to materiality shall be true and correct in all material respects, in each case as of the Closing, other than representations and warranties made as of another date, which representations and warranties shall have been true and correct, or true and correct in all material respects, as the case may be, as of such date; (ii) the covenants contained in this Agreement to be complied with by the Purchaser before the Closing shall have been complied with in all material respects except that the Purchaser shall have complied in all respects with its obligations under Article II hereof; and (iii) the Seller shall have received a certificate of the Purchaser to such effect signed by a duly authorized officer thereof;

     (b) HSR Act. Any waiting period (and any extension thereof) under the HSR Act applicable to the purchase of the Shares contemplated hereby shall have expired or shall have been terminated;

     (c) No Governmental Order. There shall be no Governmental Order in existence which expressly prohibits the transactions contemplated by this Agreement;

     (d) Resolutions. The Seller shall have received a true and complete copy, certified by the Secretary or an Assistant Secretary of the Purchaser, of the resolutions duly and validly adopted by the Board of Directors of the Purchaser evidencing its authorization of the execution and delivery of this Agreement and the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby; and

     (e) Ancillary Agreements. The Purchaser shall have executed and delivered to the Seller the Ancillary Agreements to which it or any of its Affiliates is a party.

     SECTION 8.02. Conditions to Obligations of the Purchaser. The obligations of the Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver, at or prior to the Closing, of each of the following conditions:

     (a) Representations and Warranties; Covenants. (i) The representations and warranties of the Seller contained in Article III that are (A) qualified as to materiality shall be true and correct and (B) not qualified as to materiality shall be true and correct in all material respects, in each case as of the Closing, other than representations and warranties made as of another date, which representations and warranties shall have been true and correct, or true and correct in all material respects, as the case may be, as of such date; (ii) the covenants contained in this Agreement to be complied with by the Seller before the Closing shall have been complied with in all material respects except that the Seller shall have complied in all respects with its obligations under
Article II hereof; and (iii) the Purchaser shall have received at the Closing a certificate of the Seller to such effect signed by a duly authorized officer thereof;

     (b) HSR Act. Any waiting period (and any extension thereof) under the HSR Act applicable to the purchase of the Shares contemplated hereby shall have expired or shall have been terminated;

     (c) No Governmental Order. There shall be no Governmental Order in existence which expressly prohibits the transactions contemplated by this Agreement;

     (d) Resolutions. The Purchaser shall have received a true and complete copy, certified by the Secretary or an Assistant Secretary of the Seller, of the resolutions duly and validly adopted by the Board of Directors of the Seller evidencing its authorization of the execution and delivery of this Agreement and the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby;

     (e) Ancillary Agreements. The Seller shall have executed and delivered, or cause to be executed and delivered, to the Purchaser the Ancillary Agreements to which it or any of its Affiliates is a party; and

     (f) The Seller shall have complied in all material respects with its pre-Closing obligations under the Transition Services Agreement.

                                   ARTICLE IX

                        TERMINATION, AMENDMENT AND WAIVER

     SECTION 9.01. Termination. This Agreement may be terminated at any time prior to the Closing (except as limited as to time in paragraph (d) below):

     (a) by the mutual written consent of the Seller and the Purchaser;

     (b) by either party, if the Closing shall not have occurred prior to November 15, 1998; provided, however, that the right to terminate this Agreement under this Section 9.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur prior to such date;

     (c) by the Seller in the event a condition set forth in Section 8.01 becomes incapable of being fulfilled;

     (d) by the Purchaser in the event a condition set forth in Section 8.02 becomes incapable of being fulfilled; or

     (e) by either party in the event of the issuance of a final, nonappealable Governmental Order restraining or prohibiting the transactions contemplated herein.

     SECTION 9.02. Effect of Termination. In the event of the termination of this Agreement as provided in Section 9.01, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto, except as set forth in Section 5.03 and Section 11.02; provided, however, that nothing herein shall relieve (i) the Purchaser from liability for its failure to perform the covenant set forth in Section 5.16 or (ii) either the Seller or the Purchaser from any willful breach of this Agreement or willful failure to perform hereunder.

     SECTION 9.03. Waiver. At any time prior to the Closing, any party may (a) extend the time for the performance of any of the obligations or other acts of any other party hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby.

                                    ARTICLE X

                                 INDEMNIFICATION

     SECTION 10.01. Indemnification by the Purchaser. (a) Subject to Section 11.01, and except as otherwise contemplated by Sections 5.02(b), 5.06, 5.08, 5.13, 6.03 or 7.01, the Purchaser shall indemnify and hold the Seller, its Affiliates and their respective employees, officers and directors, other than a Business Employee (collectively, the "Seller Indemnified Parties") harmless from and against, and agrees to promptly defend any Seller Indemnified Party from and reimburse any Seller Indemnified Party for, any and all losses, damages, costs, expenses, liabilities, obligations and claims of any kind (including any Action brought by any Governmental Authority or Person and including reasonable attorneys' fees and other legal costs and expenses reasonably incurred, but excluding consequential or punitive damages) (collectively, "Losses"), which such Seller Indemnified Party may at any time suffer or incur, or become subject to, as a result or in connection with:

               (i) the inaccuracy of any representations and warranties made by the Purchaser in this Agreement;

               (ii) any failure by the Purchaser to perform any of its covenants or agreements under this Agreement; or

               (iii) any claim or cause of action by any party arising on or after the Closing Date against any Seller Indemnified Party with respect to the operations of the Acquired Subsidiaries, the Business or the Assets, including any default by the Purchaser or any Transferee under any Guaranteed Lease for which the Seller or any Affiliate of the Seller remains liable, whether as guarantor or otherwise, except for any claims with respect to which the Seller is obligated to indemnify the Purchaser Indemnified Parties under Section
          10.02 hereof.

     (b) The amounts for which the Purchaser shall be liable under Section 10.01(a) shall be net of (i) any insurance payable to the Seller Indemnified Parties from their own insurance policies in connection with the facts giving rise to the right of indemnification and (ii) the estimated present value of any Tax benefits received by or accruing to the Seller Indemnified Parties.

     (c) Notwithstanding any other provision to the contrary, the Purchaser shall not be required to indemnify and hold harmless any Seller Indemnified Party pursuant to subclauses (i) or (ii) of Section 10.01(a) unless the Seller has notified the Purchaser in writing in accordance with Section 10.03(a) of a pending or threatened claim with respect to such matters within the applicable survival period set forth in Section 11.01.

     SECTION 10.02. Indemnification by the Seller. (a) Subject to Section 11.01 hereof, and except as otherwise contemplated by Section 6.03 or 7.01, the Seller shall indemnify and hold the Purchaser, its Affiliates and their respective employees, officers and directors (collectively, the "Purchaser Indemnified Parties") harmless from and against, and agrees to promptly defend any Purchaser Indemnified Party from and reimburse any Purchaser Indemnified Party for, any and all

Losses that such Purchaser Indemnified Party may at any time suffer or incur, or become subject to, as a result or in connection with:

               (i) the inaccuracy of any representations and warranties made by the Seller in this Agreement;

               (ii) any failure by the Seller to perform any of its covenants or agreements under this Agreement;

               (iii) the ownership of the Excluded Assets;

               (iv) except as provided by Section 5.07, any liability or other obligation arising from the Blockbuster Gift Certificates; or

               (v) except (A) to the extent reserved against in the Reference Balance Sheet or as calculated in the Closing Working Capital, (B) for obligations of the Purchaser hereunder or (C) any contractual obligations of any Acquired Subsidiary required to be performed on or after the Closing, any Loss to the extent it both (x) directly relates to ownership of the Shares, ownership of any of the Assets or the operation of the Business and (y) results from or arises out of events occurring before the Closing Date.

     (b) The amounts for which the Seller shall be liable under Section 10.02(a) shall be net of (i) any insurance payable to the Purchaser Indemnified Parties from their own insurance policies in connection with the facts giving rise to the right of indemnification and (ii) any deduction, credit or the estimated present value of any other Tax benefits received by or accruing to the Purchaser Indemnified Parties.

     (c) Notwithstanding any other provision to the contrary, the Seller shall not be required to indemnify and hold harmless any Purchaser Indemnified Party
(i) pursuant to Section 10.02(a) unless with respect to any claim, the Purchaser has notified the Seller in writing in accordance with Section 10.03(a) of a pending or threatened claim with respect to such matters within the applicable survival period set forth in Section 11.01 and (ii) pursuant to Sections 10.02(a)(i) and (v) until the aggregate amount of the Purchaser Indemnified Parties' Losses exceeds $1,000,000 after which the Seller shall be obligated for all Losses of the Purchaser Indemnified Parties in excess of such amount; provided, however, that the cumulative indemnification obligation of the Seller under this Article X in respect of Section 10.02(a) shall in no event exceed the Purchase Price.

     SECTION 10.03. Notification of Claims. (a) A party which may be entitled to be indemnified pursuant to Section 10.01 or 10.02 (the "Indemnified Party") shall promptly notify the party liable for such indemnification (the "Indemnifying Party") in writing of any pending or threatened claim or demand which the Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under Article X except to the extent the Indemnifying Party is materially prejudiced by such failure.

Subject to the Indemnifying Party's right to defend in good faith third party claims as hereinafter provided, the Indemnifying Party shall satisfy its obligations under this Article X within thirty (30) days after the receipt of written notice thereof from the Indemnified Party.

     (b) If the Indemnified Party shall notify the Indemnifying Party of any claim or demand pursuant to Section 10.03(a), and if such claim or demand relates to a claim or demand asserted by a third party against the Indemnified Party which the Indemnifying Party acknowledges is a claim or demand for which it must indemnify or hold harmless the Indemnified Party under Section 10.01 or 10.02, the Indemnifying Party shall have the right to employ counsel reasonably acceptable to the Indemnified Party to defend any such claim or demand asserted against the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any such claim or demand at its own expense. The Indemnifying Party shall notify the Indemnified Party in writing, as promptly as possible (but in any case before the due date for the answer or response to a claim) after the date of the notice of claim given by the Indemnified Party to the Indemnifying Party under Section 10.03(a) of its election to defend in good faith any such third party claim or demand. So long as the Indemnifying Party is defending in good faith any such claim or demand asserted by a third party against the Indemnified Party, the Indemnified Party shall not settle or compromise such claim or demand. The Indemnified Party shall make available to the Indemnifying Party or its agents all records and other material in the Indemnified Party's possession reasonably required by it for its use in defending any third party claim or demand. Whether or not the Indemnifying Party elects to defend any such claim or demand, the Indemnified Party shall have no obligations to do so. The Indemnifying Party shall not settle or compromise any such claim or demand, unless the Indemnified Party is given a full and complete release of any and all liability by all relevant parties relating thereto.

     SECTION 10.04. Exclusive Remedies. Except for performance of the obligations set forth in Article II, the remedies provided for in Section 5.07 or 5.09 and the indemnification obligations specified in Sections 5.02(b), 5.06, 5.08, 5.13, 6.03, 7.01 and 10.04, the Seller and the Purchaser acknowledge and agree that the indemnification provisions of Sections 10.01 and 10.02 shall be the sole and exclusive remedies of the Seller and the Purchaser, respectively, for any breach of the representations or warranties herein or nonperformance of any covenants and agreements herein of the other party.

                                   ARTICLE XI

                               GENERAL PROVISIONS

     SECTION 11.01. Survival. The representations, warranties, covenants and agreements of the Seller and the Purchaser contained in or made pursuant to this Agreement and the Ancillary Agreements or in any certificate furnished pursuant hereto shall terminate at the Closing, except that (a) the representations and warranties made in Article III and Article IV and the covenants and agreements made in Sections 5.01 and 5.19 shall survive in full force and effect until the date that is twelve (12) months after the Closing Date, except that the representations and warranties set forth in Section 3.03 shall survive indefinitely, and the representations and warranties set forth in Sections 3.14 and 3.15 shall survive until expiration of the applicable statute of limitations, (b) the covenants and agreements made in Sections 5.02(b), 5.03, 5.06, 5.07, 5.09, 5.10, 5.12, 5.13, 5.14, 5.15, 5.18 and the
third sentence of Section 5.23 and in Article VI, Article VII, Article X and
Article XI of this Agreement shall survive in full force and effect indefinitely, (c) the covenants and agreements contained in (i) Section 5.08 shall survive with respect to any Real Property Lease until the expiration of the current lease term thereunder and (ii) Section 5.17 shall survive until the calculation of the Final WC Statement and (d) each of Sections 2.06, 5.20, 5.21 and 5.22 shall survive until any adjustment to the Purchase Price contemplated thereby has become final and binding in accordance with the terms thereof.

     SECTION 11.02. Expenses. Except as may be otherwise specified herein, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

     SECTION 11.03. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by cable, by facsimile, by telegram, by telex or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11.03):

                  (a)     if to the Seller:

                  c/o Viacom International Inc.
                  1515 Broadway
                  New York, NY 10036
                  Attention:    Deputy General Counsel
                  Telecopier:   (212) 258-6099

                  (b)     if to the Purchaser:

                  Wherehouse Entertainment, Inc.
                  19701 Hamilton Avenue
                  Torrance, CA 90502
                  Attention:    Chief Executive Officer
                  Telecopier:   (310) 329-8420

     SECTION 11.04. Public Announcements. Except as may be required by Law or stock exchange rules, no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without prior notification to the other party, and the parties shall cooperate as to the timing and contents of any such announcement.

     SECTION 11.05. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     SECTION 11.06. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

     SECTION 11.07. Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, other than the Confidentiality Agreement, between the Seller and the Purchaser with respect to the subject matter hereof and except as otherwise expressly provided herein.

     SECTION 11.08. Assignment. This Agreement shall not be assigned by operation of Law or otherwise; provided, however, the Seller may assign its obligations hereunder to any direct or indirect subsidiary of Viacom. Any assignment in violation of this Section 11.08 shall be void ab inito.

     SECTION 11.09. No Third-Party Beneficiaries. Except as provided in Article X, this Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

     SECTION 11.10. Amendment. This Agreement may not be amended or modified except by an instrument in writing signed by the Seller and the Purchaser.

     SECTION 11.11. Sections and Schedules. Any disclosure with respect to a Section or Schedule of this Agreement shall be deemed to be disclosure for all other Sections and Schedules of this Agreement.

     SECTION 11.12. Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York excluding (to the greatest extent permissible by law) any rule of law that would cause the application of the laws of any jurisdiction other than the State of New York. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in a New York state or federal court sitting in the City of New York, and the parties hereto hereby irrevocable submit to the exclusive jurisdiction of such courts in any such action or proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding.

     SECTION 11.13. Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.

     SECTION 11.14. No Presumption. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

     IN WITNESS WHEREOF, the Seller and the Purchaser have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                            VIACOM INTERNATIONAL INC.

                                            By /s/ PHILIPPE P. DAUMAN
                                              ----------------------------------
                                              Name:   Philippe P. Dauman
                                              Title:  Executive Vice President

                                            WHEREHOUSE ENTERTAINMENT, INC.

                                            By
                                              ----------------------------------
                                              Name:   Antonio C. Alvarez, II
                                              Title:  Chief Executive Officer
                                                      and Chairman